Securities Act File No. 333-208888

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

☒	Registration Statement Under the Securities Act of 1933
☒	Pre-effective Amendment No. 1
☐	Post-effective Amendment No.

THE MARQUIE GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

7901 4th Street North, Suite 4000

St. Petersburg, FL 33702-4305

(Address of Principal Executive Offices)

(800) 351-3021

(Registrant’s Telephone Number, Including Area Code)

Marc Angell, Chief Executive Officer

The Marquie Group, Inc.

7901 4th Street North, Suite 4000

St. Petersburg, FL 33702-4305

(Name and Address of Agent for Service)

Copies to:

John D. Thomas, Esq. John D. Thomas, P.C. 11616 South State Street, Suite 1504 Draper, UT 84020 Telephone: (801) 816-2536 Facsimile: (801) 816-2599

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, JANUARY 31, 2023

Up to 75,000,000 Shares of Common Stock

THE MARQUIE GROUP, INC. ________________________________________

This prospectus relates to the resale from time to time, of up to 75,000,000 shares of the common stock of The Marquie Group, Inc. (hereafter, “we” “us” “our”, “TMGI” or the “Company”) by the Selling Stockholders. We are not selling any shares of common stock in this offering. We, therefore, will not receive any proceeds from the sale of the shares by the Selling Stockholders. We do however, receive proceeds from the sale of securities pursuant to the Financing Agreements. Any participating broker-dealers and, if the Selling Stockholders is an affiliate of any such broker-dealers, are “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they are not broker-dealers, are not affiliates of a broker dealer, and do not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock. Our common stock is traded on the over-the-counter market under the symbol “TMGI”. The closing price for our common stock on November 21, 2022 was $0.0056 per share, as reported by the OTC Pink.

The shares being registered herein are comprised of 75,000,000 shares of common stock that are issuable pursuant to the Financing Agreements that we entered into with the Selling Stockholders on October 12, 2022 and June 10, 2022 respectively. The purchase price of the shares that may be sold to MacRab under the MacRab Equity Commitment Agreement will be equal to 90% of the average of the two (2) lowest volume weighted average prices of the Company’s Common Stock on OTC Pink during the six (6) Trading Days immediately following the Clearing Date. The purchase price of the shares that may be sold to QuickCap under the QuickCap Purchase Agreement will be at a price equal to the lower of $0.05 or 50% of the lowest trading price for the 10 Trading Days immediately prior to the date of conversion. Because the actual date and price per share of the Company’s common stock pursuant to any such conversion or put right under the Financing Agreements is unknown, the actual purchase price for the shares is unknown. Accordingly, we caution readers that, although we are registering 75,000,000 shares, there is no minimum under the QuickCap Purchase Agreement, and there is a minimum purchase price of $0.01 under the MacRab Equity Commitment Agreement, therefore, the maximum amount of our shares that may be registered and issued by the Company pursuant to the Financing Agreements may be substantially greater than the 75,000,000 being registered hereunder. See “Summary of Financing Agreements” on page 29 for a more complete discussion of the Financing Agreements and the terms by which we may issue additional shares of our common stock.

Our auditors have expressed substantial doubt as to our ability to continue as a going concern. We expect that we will need approximately $600,000 in capital to continue as a going concern for the next twelve months from the date of this prospectus. We intend to raise capital to fund our operations through sales of multi-media and entertainment related products and services, borrowings, and private placements of our common stock.

An investment in our common stock is subject to many risks and an investment in our shares will also involve a high degree of risk. The shares issuable from the Financing Agreements will dilute the ownership interest and voting power of existing stockholders. See “Risk Factors” on page 4 to read about factors you should consider before purchasing shares of our common stock.

_______________________________________

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the SEC. The Selling Stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is November 21, 2022

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You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholders are not offering to sell these securities in any jurisdiction where such offering or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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FORWARD-LOOKING STATEMENTS AND PROJECTIONS

All statements contained in this prospectus that are not historical facts, including statements regarding anticipated activity, are “forward-looking statements” within the meaning of the federal securities laws, involve a number of risks and uncertainties and are based on our beliefs and assumptions and information currently available to us. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “expect,” “objective,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “forecast,” “continue,” “strategy,” or “position” or the negative of such terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including:

•	The level of competition in the health and beauty product industry and multi-media entertainment;

•	The availability of wholesale goods to fulfill product orders, and expand the product line;

•	Our ability to obtain additional capital to finance the expansion of our business, to maintain reporting requirements, to maintain adequate inventory, or to extend terms of credit to our customers;

•	Our reliance upon management and particularly Marc Angell, our Chief Executive Officer, to execute our business plan;

•	The willingness and ability of third parties to honor their contractual commitments;

•	The amount of dilution that our shareholders will experience as a result of the Equity Financing Agreement and the underlying shares that that may be sold from time to time pursuant thereto;

•	The volatility of our common stock price; and

•	The risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus and in our filings with the SEC.

We caution readers not to place undue reliance on any such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “we,” “us,” “our,” “TMGI” and the “Company” refer to The Marquie Group, Inc. We refer in this prospectus to our executive officers and other members of our management team, collectively, as “Management.”

The Marquie Group, Inc. was incorporated on January 30, 2008, in the State of Florida, as Maximum Consulting, Inc. and shortly thereafter changed its name to ZhongSen International Tea Company, with the principal business objective of providing sales and marketing consulting services to small to medium sized Chinese tea producing companies who wish to export and distribute high quality Chinese tea products worldwide. The Company commenced business activities in August, 2008, when it entered into a related party Sales and Marketing Agreement with Yunnan Zhongsen Group, Ltd. However, due to lack of capital, the Company was unable to implement its business plan fully. On May 31, 2013 the Company acquired Music of Your Life, Inc., a Nevada corporation (“MYL Nevada”). As a result of the acquisition, MYL Nevada became a wholly owned subsidiary of the Company, and the Company changed its name to Music of Your Life, Inc. effective July 26, 2013 operating as a syndicated radio network producing live concerts, television shows and radio programming. With the dramatic increase in music licensing fees and the decrease in traditional radio advertising formats, the Company found it difficult to achieve profitability with its Music of Your Life syndication radio service. In response to this, the Company began to explore partnering with products to be marketed through radio spots on the Company’s wide-reaching radio network. On August 16, 2018, the Company merged into The Marquie Group, Inc., a development stage health and beauty products company for the exclusive right to market and sell products under development, and subsequently changed its name to The Marquie Group, Inc.

On September 26, 2022, the Company acquired 25% of Simply Whim, LLC, a skincare company with a full line of health and beauty products under the “Whim” brand. As a result, the Company is now a direct-to-consumer sales and marketing company with its own line of innovative health and beauty products. The Company markets these products through its wholly owned subsidiary Music of Your Life, a syndicated radio network heard nationwide on AM, FM and HD terrestrial radio stations, and simulcast over the internet. This is made possible by 30 and 60 second commercials airing every hour which are targeted toward the Music of Your Life listening audience. Broadcasting more than 40 years, Music of Your Life is the longest running music radio format in syndication. Information regarding the Whim products, including the Whim store can be found at www.simplywhim.com. You can learn more about the Company at www.themarquiegroup.com. Our website, however, does not constitute a part of this prospectus.

We are governed by our sole officer and director Marc Angell. Our principal office is located at 7901 4th Street North, Suite 4000, St. Petersburg, FL 33702-4305. We have one full time employee and utilize the services of various contract personnel from time to time.

We are filing this prospectus in connection with shares of our common stock that may be offered and sold from time to time by the Selling Stockholders pursuant to the Financing Agreements. the Selling Stockholders are offering for sale up to 75,000,000 shares of our common stock. The Selling Stockholders are not affiliates of the Company. On October 12, 2022 and June 10, 2022 respectively, we entered into the Financing Agreements with the Selling Stockholders, pursuant to which, the Selling Stockholders agreed to purchase in excess of $5 million worth of of our common stock pursuant to the respective terms of their Financing Agreements. Additionally, we entered into Registration Rights Agreements (the “Registration Rights Agreements”) with the Selling Stockholders, pursuant to which we have filed with the U.S. Securities and Exchange Commission (the “SEC”) the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), the shares that may be issued to the Selling Stockholders under the Financing Agreements.

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The Selling Stockholders are considered underwriters of The Marquie Group, Inc. The term “underwriter” means any person who has purchased from an issuer with a view to, or offers or sells for an issuer in connection with, the distribution of any security, or participates or has a direct or indirect participation in any such undertaking, or participates or has a participation in the direct or indirect underwriting of any such undertaking; but such term shall not include a person whose interest is limited to a commission from an underwriter or dealer not in excess of the usual and customary distributors’ or sellers’ commission. As used in this paragraph the term “issuer” shall include, in addition to an issuer, any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer. In other words, an underwriter must make public disclosure similar to disclosure made by an issuer in the event of purchases and sales of securities.

Under the terms of the MacRab Equity Commitment Agreement, we do not have the right to commence any sales to MacRab under the MacRab Equity Commitment Agreement until the SEC has declared effective the registration statement of which this prospectus forms a part. Thereafter, we may, from time to time and at our sole discretion, direct MacRab to purchase shares of our common stock, but we would be unable to sell shares to them if such purchase would result in their respective beneficial ownership equaling more than 4.99% of the outstanding common stock of the Company. Except as described in this prospectus, there are no trading volume requirements or restrictions under the MacRab Equity Commitment Agreement, and we will control the timing and amount of any sales of our common stock to MacRab. We may at any time in our sole discretion terminate the MacRab Equity Commitment Agreement without fee, penalty or cost upon one business day notice.

Under the terms of the QuickCap Purchase Agreement, we have issued a twelve-month twelve percent convertible promissory note in the principal amount of $38,880.00 convertible at any time, at the option of the holder, into shares of common stock of the Company at a price equal to the lower of $0.05 or 50% of the lowest trading price for the 10 Trading Days immediately prior to the date of conversion (the “QuickCap Note”).

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to the Selling Stockholders.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file quarterly and annual reports, as well as other information with the Securities and Exchange Commission (“SEC”) under File No. 000-54163. Such reports and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, and at various regional and district offices maintained by the SEC throughout the United States. Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports and other information regarding us and other registrants that file electronic reports and information with the SEC.

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SUMMARY OF THE OFFERING

Securities Offered	The Selling Stockholders are offering up to 75,000,000 shares of our common stock for public and private resale.

Offering Price

The Selling Stockholders will offer and sell their shares of common stock at a price of $0.0056 per share as quoted on the OTC Pink as of November 21, 2022, at other prevailing prices, or at privately negotiated prices.

Shares Outstanding

We are authorized to issue 50,000,000,000 shares of common stock, par value $0.0001 per share. As of the date of this prospectus, we have 756,612,000 shares of common stock issued and outstanding. We entered into the MacRab Equity Commitment Agreement and the QuickCap Purchase Agreement (collectively, the “Financing Agreements”) pursuant to which MacRab has agreed to purchase up to $5 million worth of shares of our common stock from time to time. These put shares are issuable from time to time, as the Company may direct, at a purchase price of 90% of the average of the two (2) lowest volume weighted average prices of the Company’s Common Stock on OTC Pink during the six (6) Trading Days immediately following the Clearing Date, and QuickCap purchased under the QuickCap Purchase Agreement a twelve-month twelve percent convertible promissory note in the principal amount of $38,880.00 convertible at any time, at the option of the holder, into shares of common stock of the Company at a price equal to the lower of $0.05 or 50% of the lowest trading price for the 10 Trading Days immediately prior to the date of conversion (the “QuickCap Note”). Additionally, pursuant to the terms of the QuickCap Purchase Agreement, QuickCap was issued a warrant to acquire 776,000,000 shares of common stock of the Company at $0.05 per share. For purposes of this prospectus, we have assumed a purchase price of 0.0028 and the initial registration of 75,000,000 shares of common stock issued pursuant to the Financing Agreements to the Selling Stockholders. However, because the actual date and price per share of the Company’s common stock pursuant to any such conversion or put right under the Financing Agreements is unknown, the actual purchase price for the shares is unknown. Accordingly, we caution readers that, although we are registering 75,000,000 shares, there is no minimum under the QuickCap Purchase Agreement, and there is a minimum purchase price of $0.01 under the MacRab Equity Commitment Agreement, therefore, the maximum amount of our shares that may be registered and issued by the Company pursuant to the Financing Agreements may be substantially greater than the 75,000,000 being registered hereunder. (see “Business – Summary of Financing Agreements” on page 29).

We are also authorized to issue 20,000,000 shares of preferred stock, par value $0.0001 per share. 200 shares of our preferred stock are designated Series A Preferred Stock and issued and outstanding at this time.

Symbol for Our Common Stock	TMGI.

Use of Proceeds

We are not selling any shares of common stock in this offering. We, therefore, will not receive any proceeds from the sale of the shares by the Selling Stockholders. We do however, receive proceeds from the sale of securities pursuant to the Financing Agreements.

Distribution Arrangements

The Selling Stockholder may, from time to time, sell any or all of their shares of common stock on the OTC Pink or other market or trading platform on which our shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. We will not be involved in any of the selling efforts of the Selling Stockholder.

Risk Factors	An investment in our common stock is subject to significant risks that you should carefully consider before investing in our common stock. For a further discussion of these risk factors, please see “Risk Factors” beginning on page 4.

Underwriter

The Selling Stockholders are considered underwriters of The Marquie Group, Inc. An underwriter must make public disclosure similar to disclosure made by an issuer in the event of purchases and sales of securities.

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RISK FACTORS

An investment in our securities involves certain risks relating to our business and operations. You should carefully consider these risks, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our Company. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. If that happens, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the fiscal years ended May 31, 2022 and 2021 were prepared assuming that we will continue our operations as a going concern. We do not, however, have a history of operating profitably. Consequently, our independent accountants in their audit report have expressed substantial doubt about our ability to continue as a going concern. Our continued operations are highly dependent upon our ability to increase revenues, decrease operating costs, and complete equity and/or debt financings. Such financings may not be available or may not be available on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. We estimate that we will not be able to continue as a going concern after December 31, 2022 unless we are able to secure capital from one of these sources of financing. If we are unable to secure such financing, we may cease operations and investors in our common stock could lose all of their investment.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, and audit committee oversight. We have not yet adopted any of these corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

As a smaller public company, our costs of complying with SEC reporting rules are disproportionately high relative to other larger companies.

The Marquie Group, Inc. is considered a “reporting issuer” under the Securities Exchange Act of 1934, as amended. Therefore, we incur certain costs of compliance with applicable SEC reporting rules and regulations including, but not limited to attorney’s fees, accounting and auditing fees, other professional fees, financial printing costs and Sarbanes-Oxley compliance costs in an amount estimated at approximately $200,000 per year. In proportion to our operations, these costs are far more significant than our publicly-traded competitors. Unless we are able to reduce these costs or increase our operating revenues, our costs to remain a reporting issuer will limit our ability to use our cash resources for other more productive uses that could provide returns to our shareholders.

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We are highly dependent upon a few key contracts, the termination of which would have a material adverse effect on our business and financial condition.

Although we intend to grow The Marquie Group, Inc. to become a larger health and beauty product, and broadcasting company, at present we have a small customer base and are highly dependent upon a few key customers. We are therefore highly dependent upon repeat orders from our existing customers while we generate sales to new customers. The loss of any of these customers until we have added new customers, would have a material adverse effect on our business and financial condition.

We do not presently have a traditional credit facility with a financial institution. This absence may adversely affect our operations.

To expand our business, we require access to capital and credit. We do not presently have a traditional credit facility with a financial institution. The absence of a traditional credit facility with a financial institution could adversely impact our operations. If we are unable to access lines of credit, we may be unable to produce health and beauty products to certain customers who would otherwise be willing to enter into purchase contracts with us. The loss of potential and existing customers because of an inability to finance the purchase of products and services would have a material adverse effect on our financial condition and results of operations.

Non-performance of suppliers on their sale commitments and customers on their purchase commitments could disrupt our business.

We enter into sales and purchase orders with customers and suppliers for products and services at fixed prices. To the extent either a customer or supplier fails to perform on their commitment, we may be required to sell or purchase other available products and services at prevailing market prices, which could be significantly different than the fixed price within the sale and purchase order and therefore significant differences in these prices could cause losses that would have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we are unable to retain our sales staff, our business and results of operations could be harmed.

Our ability to compete with other health, beauty and broadcasting companies, and develop our business is largely dependent on the services of Marc Angell, our Chief Executive Officer, and certain other third-party consultants and suppliers which assist him in securing sales of certain products and services. If we are unable to retain Mr. Angell’s services and to attract other qualified senior management and key personnel on terms satisfactory to us, our business will be adversely affected. We do not have key man life insurance covering the life of Mr. Angell and, even if we are able to afford such a key man policy, our coverage levels may not be sufficient to offset any losses we may suffer as a result of Mr. Angell’s death, disability, or other inability to perform services for us.

We may acquire businesses and enter into joint ventures that will expose us to increased operating risks.

As part of our growth strategy, we intend to acquire other health, beauty companies and other related service businesses in broadcasting. We cannot provide any assurance that we will find attractive acquisition candidates in the future, that we will be able to acquire such candidates on economically acceptable terms or that we will be able to finance acquisitions on economically acceptable terms. Even if we are able to acquire new businesses in the future, they could result in the incurrence of substantial additional indebtedness and other expenses or potentially dilutive issuances of equity securities and may affect the market price of our common stock or restrict our operations. We have also entered into joint venture arrangements intended to complement or expand our business and will likely continue to do so in the future. These joint ventures are subject to substantial risks and liabilities associated with their operations, as well as the risk that our relationships with our joint venture partners do not succeed in the manner that we anticipate.

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We face intense competition and, if we are not able to effectively compete in our markets, our revenues may decrease.

Competitive pressures in our markets could adversely affect our competitive position, leading to a possible loss of customers or a decrease in sales, either of which could result in decreased revenues and profits. Our competitors are numerous, ranging from large multinational corporations, which have significantly greater capital resources than us, to relatively small and specialized firms. Our business could be adversely affected because of increased competition from these companies, who may choose to increase their direct marketing or provide less advantageous price and credit terms to us than to our competitors.

Current and future litigation could adversely affect us.

Though we are currently not involved in any legal proceedings, from time to time we are involved in legal proceedings in our ordinary course of business. Lawsuits and other legal proceedings can involve substantial costs, including the costs associated with investigation, litigation and possible settlement, judgment, penalty or fine. As a smaller company, the collective costs of litigation proceedings can represent a drain on our cash resources, as well as an inordinate amount of our management’s time and addition. Moreover, an adverse ruling in respect of certain litigation could have a material adverse effect on our results of operation and financial condition.

We have limited the liability of our board of directors and management.

We have adopted provisions in our Articles of Incorporation which limit the liability of our directors and officers and have also adopted provisions in our bylaws which provide for indemnification by the Company of our officers and directors to the fullest extent permitted by Florida corporate law. Our articles of incorporation generally provides that our directors shall have no personal liability to the Company or its stockholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit our shareholders’ ability to hold directors liable for breaches of fiduciary duty.

In addition to provisions in our Articles of Incorporation and Bylaws, we have also entered into indemnification agreements with our directors and officers that provide a right of indemnification to the fullest extent permissible under Florida law. These charter, Bylaw, and contractual provisions may limit our shareholders’ ability to hold our directors and officers accountable for breaches of their duties, or otherwise discourage shareholders from enforcing their rights, either directly or derivatively, against our directors or officers.

Risks Relating To This Offering and Our Common Stock

If the Selling Stockholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The Selling Stockholders are offering up to 75,000,000 shares of our common stock through this prospectus. Should the Selling Stockholders decide to sell our shares at a price below the current market price at which they are quoted, such sales will cause that market price to decline. Moreover, we believe that the offer or sale of a large number of shares at any price may cause the market price to fall. A steep decline in the price of our common stock would adversely affect our ability to raise additional equity capital, and even if we were successful in raising such capital, the terms of such raise may be substantially dilutive to current shareholders.

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The sale of our common stock to the Selling Stockholders may cause dilution, and the sale of the shares of common stock acquired by the Selling Stockholders, or the perception that such sales may occur, could cause the price of our common stock to fall.

On October 12, 2022 and June 10, 2022 respectively, we entered into the Financing Agreements with the Selling Stockholders. Pursuant to the Financing Agreements, the Selling Stockholders committed to purchase in excess of $5 million of our common stock. The shares issuable and that may be sold in the future pursuant to the Financing Agreements may be sold by us to the Selling Stockholders at our discretion from time to time, commencing after the SEC has declared effective the registration statement that includes this prospectus. The per share purchase price for the shares issuable and that we may sell to the Selling Stockholders under the Financing Agreements will fluctuate based on the price of our common stock, and will be, in the case of MacRab, equal to 90% of the average of the two (2) lowest volume weighted average prices of the Company’s Common Stock on OTC Pink during the six (6) Trading Days immediately following the Clearing Date and QuickCap at a price equal to the lower of $0.05 or 50% of the lowest trading price for the 10 Trading Days immediately prior to the date of conversion. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

The Selling Stockholders are considered underwriters of The Marquie Group, Inc. An underwriter must make public disclosure similar to disclosure made by an issuer in the event of purchases and sales of securities.

The Selling Stockholders will pay less than the then-prevailing market price for our common stock.

The common stock issuable and to be issued to the Selling Stockholders pursuant to the Financing Agreements will be purchased at a discount to market. The Selling Stockholders have a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If the Selling Stockholders sell the shares, the price of our common stock could decrease. If our stock price decreases, the Selling Stockholders may have a further incentive to sell the shares of our common stock that they hold. These sales may have a further impact on our stock price.

Shares issuable under the QuickCap Note and the Company’s put right under the MacRab Equity Commitment Agreement may convert into a greater number of shares than we have assumed in this prospectus.

We are registering 75,000,000 shares of our common stock for resale by the Selling Stockholders pursuant to the Financing Agreements, but the actual number of shares we may end up issuing to the Selling Stockholders may be substantially higher. For purposes of this prospectus, we have assumed a purchase price of 0.0028, however, there is no minimum under the QuickCap Purchase Agreement, and there is a minimum purchase price of $0.01 under the MacRab Equity Commitment Agreement. Even though this prospectus covers only 75,000,000 shares, we may be required to issue a much larger number of shares of our common stock if the trading price were to decrease substantially. In such a circumstance, our existing shareholders could suffer substantial dilution and we cannot guarantee that investors would not lose their entire investment.

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The market price of our common stock may fluctuate significantly.

The market price and marketability of shares of our common stock may be affected significantly by numerous factors, including some over which we have no control and which may not be directly related to us. These factors include the following:

•	The lack of trading volume in our shares;

•	Price and volume fluctuations in the stock market from time to time, which often are unrelated to our operating performance;

•	Variations in our operating results;

•	Any shortfall in revenue or any increase in losses from expected levels;

•	Announcements of new initiatives, joint ventures, or commercial arrangements; and

•	General economic trends and other external factors.

•	If the trading price of our common stock falls significantly following completion of this offering, this may cause some of our shareholders to sell our shares, which would further adversely affect the trading market for, and liquidity of, our common stock. If we seek to raise capital through future equity financings, this volatility may adversely affect our ability to raise such equity capital

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Under U.S. federal securities legislation, our common stock will constitute “penny stock”. A penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We have never paid a dividend and we intend to retain any future earnings to finance the development and expansion of our business. Consequently, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. We cannot assure you that stockholders will be able to sell shares when desired.

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PLAN OF DISTRIBUTION

As of the date of this prospectus, our shares of common stock are quoted on the OTC Pink. The Selling Stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices.

Based upon the terms of the Financing Agreements as described on page 29 of this prospectus under “Summary of Financing Agreements”, the following table illustrates the number and percentage of shares of our common stock held by the Selling Stockholders upon issuance of the shares that are covered by this prospectus:

Conversion at Assumed Price(1)
Principal Amount	Number of Shares Received(2)	Pct. of Total Outstanding Shares(3)	Pct. of Outstanding Shares Held by Non-Affiliates(4)

$5,038,880	75,000,000	9.01%	45.52%

$5,038,880	75,000,000	9.01%	45.52%

(1)	The purchase price of the shares that may be sold to MacRab under the MacRab Equity Commitment Agreement will be equal to 90% of the average of the two (2) lowest volume weighted average prices of the Company’s Common Stock on OTC Pink during the six (6) Trading Days immediately following the Clearing Date. The purchase price of the shares that may be sold to QuickCap under the QuickCap Purchase Agreement will be at a price equal to the lower of $0.05 or 50% of the lowest trading price for the 10 Trading Days immediately prior to the date of conversion. For purposes of this prospectus, we have assumed a share price of $0.0028.

(2)	Because the actual date and price per share under the MacRab Equity Commitment Agreement and the QuickCap Purchase Agreement is unknown, the actual price per share is undetermined. Consequently, the number of shares actually issuable may be substantially greater than the number being registered.

(3)	Based on 756,612,000 shares of our common stock issued and outstanding as of November 21, 2022, and assuming the issuance of 75,000,000 new shares of common stock to the Selling Stockholders.

(4)	Based on 756,612,000 shares of our common stock issued and outstanding as of November 21, 2022, and assuming the issuance of 75,000,000 new shares of common stock to the Selling Stockholders, but excluding shares held by executive officers, directors, and beneficial holders of more than 10% of our common stock equaling 666,859,618 shares.

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The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares are “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We have advised the Selling Stockholders that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a Selling Stockholders uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to the Selling Stockholders in connection with resales of its shares under this registration statement.

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Penny Stock Rules

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stocks under the Exchange Act. The shares may remain penny stocks for the foreseeable future. The classification of our shares as penny stocks makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in The Marquie Group, Inc. will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document approved by the SEC, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the SEC shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Regulation M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M of the Securities Exchange Act of 1934. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the Selling Stockholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the Selling Stockholders of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

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USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. We will not receive any proceeds upon the sale of shares by the Selling Stockholders in this offering. However, We do receive proceeds from the sale of securities pursuant to the Financing Agreements, including, up to $5 million under the MacRab Equity Commitment Agreement, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to the MacRab under the MacRab Equity Commitment Agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.

We currently expect to use the net proceeds from the sale of shares to the Selling Stockholders under the Financing Agreements to further develop our health and beauty product lines and marketing of the same through our internet radio service and for other general corporate purposes. We will have broad discretion in determining how we will allocate the proceeds from any sales to the Selling Stockholders.

Even if we sell in excess of $5 million worth of shares of our common stock to the Selling Stockholders pursuant to the Financing Agreements, we will need to obtain additional financing in the future in order to fully fund all of our planned product and service-related research and development activities. Furthermore, it is likely that we will need to do further registration statements to fill the Selling Stockholders Financing Agreements. We may seek additional capital in the private and/or public equity markets, pursue government contracts and grants as well as business development activities to continue our operations, respond to competitive pressures, develop new products and services, and to support new strategic partnerships. We are evaluating additional equity financing opportunities on an ongoing basis and may execute them when appropriate. However, there can be no assurances that we can consummate such a transaction, or consummate a transaction at favorable pricing.

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DETERMINATION OF THE OFFERING PRICE

The Selling Stockholders will determine at what price it may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices.

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selling stockholders

The following table sets forth the shares beneficially owned, as of November 21, 2022, by the Selling Stockholders prior to the offering contemplated by this prospectus, the number of shares the Selling Stockholders is offering by this prospectus and the number of shares it would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with rules of attribution as promulgated by the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 756,612,000 shares of our common stock issued and outstanding as of November 21, 2022. The Selling Stockholders does not hold any options, warrants or other securities exercisable for or convertible into shares of our common stock.

Selling Stockholders	Shares Beneficially Owned Before this Offering(1)	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering(2)	Number Of Shares Beneficially Owned After this Offering(3)	Percentage of Outstanding Shares Beneficially Owned After this Offering
MacRab (4)	11,764,706	1.6%	75,000,000	-0-	-0-
Quick Capital, LLC (5)	-	*	75,000,000	-0-	-0-

_____________________

(1)	Based on 756,612,000 outstanding shares of our common stock as of November 21, 2022. Although we may at our discretion elect to issue to the Selling Stockholders up to $5 million of our common stock under the Financing Agreements, such shares are not included in determining the percentage of shares beneficially owned before this offering.
(2)	Assumes a purchase price of 0.0028 which price represents a 10% discount to the average of the two (2) lowest Volume Weighted Average Price of the Issuer’s common stock during the six (6) trading days after the clearing date. Because the actual date and price per share for the Company’s put right under the Financing Agreements is unknown, the actual purchase price for the shares is unknown. Accordingly, the actual shares issuable pursuant to the Financing Agreements may be more or less than the amount of shares being registered herein.
(3)	Includes: (i) shares of common stock held by the Selling Stockholders that are issued and outstanding,(ii) shares of common stock issuable pursuant to the Financing Agreements that are being registered hereunder.
(4)	Mackey McFarlane, manager of MacRab LLC, has sole voting and dispositive power over the shares held by or issuable to MacRab LLC. Mr. McFarlane disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The principal business address of MacRab LLC is 738 Mandalay Grove Ct. Merritt Island, FL 32953. MacRab is not a broker-dealer or affiliate of a broker-dealer.
(5)	Eilon Natan, managing member of Quick Capital, LLC, has sole voting and dispositive power over the shares held by or issuable to Quick Capital, LLC. The principal business address of Quick Capital, LLC is 66 West Flagler Street, 900-#2292, Miami, Florida 33130. Quick Capital, LLC is not a broker-dealer or affiliate of a broker-dealer.

Except for the Financing Agreements and other documents ancillary thereto, and the shares as described in this prospectus, there is no prior or existing material relationship between us or any of our directors, executive officers, or control persons and the Selling Stockholders.

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MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the OTC Pink under the symbol “TMGI”. We had approximately 2,262 registered holders of our common stock as of November 21, 2022. Registered holders do not include those stockholders whose stock has been issued in street name. The last reported price for our common stock on November 21, 2022 was $0.0056 per share.

The following table reflects the high and low closing sales prices per share of our common stock during each calendar quarter as reported on the OTC Pink, during the two previous years.

	Price Range(1)
	High	Low
FYE ended May 31, 2023
Third quarter	$0.009	$0.0032
Second quarter	$0.009	$0.0032
First quarter	$0.10	$0.001

FYE ended May 31, 2022
Fourth quarter	$0.20	$0.001
Third quarter	$0.20	$0.001
Second quarter	$0.80	$0.10
First quarter	$0.70	$0.30

FYE ended May 31, 2021
Fourth quarter	$2.50	$0.50
Third quarter	$4.50	$0.10

____________________

(1)	The above quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

Dividends and Distributions

We have not paid any cash dividends on our common stock since inception and do not anticipate paying cash dividends in the foreseeable future. We expect that that any future earnings will be retained for use in developing and/or expanding our business.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This report contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are likely to differ materially from those anticipated in these forward-looking statements for many reasons.

Overview

We are a direct-to-consumer sales and marketing company with an exclusive pipeline of innovative health and beauty products. The Company markets these products through its wholly owned subsidiary Music of Your Life, a syndicated radio network heard nationwide on AM, FM and HD terrestrial radio stations, and simulcast over the internet at www.musicofyourlife.com. This is made possible by 30 and 60 second commercials airing every hour which are targeted toward the Music of Your Life listening audience. Broadcasting more than 40 years, Music of Your Life is the longest running music radio format in syndication. With the acquisition of Simply Whim, LLC, the Company will report revenue from the Whim health and beauty products on its balance sheet, assuming the product line continues generating revenue. Working with the product development team at Simply Whim, the Company will be able to create new and innovative products under the Whim brand. The primary sales channel for the Whim products is found at the Simply Whim website, www.simplywhim.com.

Because we have incurred losses, income tax expenses are immaterial. No tax benefits have been booked related to operating loss carry-forwards, given our uncertainty of being able to utilize such loss carry-forwards in future years. We anticipate incurring additional losses during the coming year.

Results of Operations

Following is management’s discussion of the relevant items affecting results of operations for the years ended May 31, 2022 and 2021 and the three months ended August 31, 2022 and 2021.

Revenues

Fiscal year ended May 31, 2022 and 2021. The Company generated net revenues of $0 during the year ended May 31, 2022 as compared to $60 for the year ended May 31, 2021. Revenues were generated from spot sales, from the live radio programming through radio stations around the country and over the Internet.

Three months ended August 31, 2022 and 2021. The Company generated no net revenues during the three months ended August 31, 2022 and 2021. Revenues in the past have been generated from spot sales on our syndicated radio network.

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Cost of Sales

Fiscal year ended May 31, 2022 and 2021. Our cost of sales was $-0- for both years ended May 31, 2022 and 2021. Our cost of sales in the future will consist principally of licensing costs and royalties associated with our syndicated radio network, other related services provided directly or outsourced through our affiliates, as well as operational and staffing costs with respect thereto.

Three months ended August 31, 2022 and 2021. Our cost of sales were $-0- for the three months ended August 31, 2022 and 2021. Our cost of sales in the future will consist principally of licensing costs and royalties associated with our syndicated radio network, other related services provided directly or outsourced through our affiliates, as well as operational and staffing costs with respect thereto.

Salaries and Consulting Expenses

Fiscal year ended May 31, 2022 and 2021. Accrued salaries and consulting expenses for the year ended May 31, 2022 were $120,000 as compared to $305,000 for the year ended May 31, 2021. We expect that salaries and consulting expenses, that are cash-based instead of share-based, will increase as we add personnel to build our multi-media entertainment business.

Three months ended August 31, 2022 and 2021. Accrued salaries and consulting fees were $60,000 and $30,000 for the three months ended August 31, 2022 and 2021, respectively. We expect that salaries and consulting expenses will increase as we add personnel to build our multi-media entertainment business.

Professional Fees

Fiscal year ended May 31, 2022 and 2021. Professional fees for the year ended May 31, 2022 were $97,162 as compared to $102,924 for the year ended May 31, 2021. We anticipate that professional fees will increase in future periods as we scale up our operations.

Three months ended August 31, 2022 and 2021. Professional fees were $38,121 and $-0- for the three months ended August 31, 2022 and 2021, respectively. Professional fees consist mainly of the fees related to the audits and reviews of the Company’s financial statements as well as the filings with the Securities and Exchange Commission. We anticipate that professional fees will increase in future periods as we scale up our operations.

Selling, General and Administrative Expenses

Fiscal year ended May 31, 2022 and 2021. Other selling, general and administrative expenses were $45,403 for the year ended May 31, 2022 as compared to $63,398 for the year ended May 31, 2021. We anticipate that Other SG&A expenses will increase commensurate with an increase in our operations.

Three months ended August 31, 2022 and 2021. Other selling, general and administrative expenses were $1,305 and $4,161 for the three months ended August 31, 2022 and 2021, respectively. We anticipate that SG&A expenses will increase commensurate with an increase in our operations.

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Other Income (Expense)

Fiscal year ended May 31, 2022 and 2021. The Company had net other expense of $3,853,387 for the year ended May 31, 2022 as compared to $2,397,922 for the year ended May 31, 2021. For the year ended May 31, 2022, the company recorded a gain on the settlement of debt in the amount of $260,032, incurred interest expense of $645,021, expense from derivative liability of $526,690 and loss on conversion of notes payable and accrued interest of $2,941,708. For the year ended May 31, 2021, the company incurred interest expense of $989,810, income from derivative liability of $36,930 and loss on conversion of notes payable and accrued interest of $1,445,042.

Three months ended August 31, 2022 and 2021. The Company had net other expenses of $12,014 for the three months ended August 31, 2022 compared to net other expenses of $2,968,187 for the three months ended August 31, 2021. During the three months ended August 31, 2022, the company recorded income on the change in the fair value of the derivative liability in the amount of $41,194. During the three months ended August 31, 2021, the company recorded expense on the change in the fair value of the derivative liability in the amount of $1,271,434. During the three months ended August 31, 2022 and 2021, other expenses incurred were also comprised of interest expenses related to notes payable in the amount of $53,208 and $243,261, which included the amortization of debt discounts of $14,878 and $100,374, respectively. During the three months ended August 31, 2022 and 2021, the Company recorded a loss on the conversion of notes payable and accrued interest in the amount of $-0- and $1,453,492, respectively, based on difference between the fair market value of the stock at issuance and the amount of notes payable and accrued interest converted.

Liquidity and Capital Resources

As of August 31, 2022, our primary source of liquidity consisted of $-0- in cash and cash equivalents. We hold our cash reserves in a major United States bank. Since inception, we have financed our operations through a combination of short and long-term loans, and through the private placement of our common stock.

We have sustained significant net losses which have resulted in negative working capital and an accumulated deficit at August 31, 2022 of $5,778,260 and $15,989,629, respectively, which raises doubt about our ability to continue as a going concern. We generated a net loss for the three months ended August 31, 2022 of $111,440. Without additional revenues, working capital loans, or equity investment, there is substantial doubt as to our ability to continue operations.

We believe these conditions have resulted from the inherent risks associated with small public companies. Such risks include, but are not limited to, the ability to (i) generate revenues and sales of our products and services at levels sufficient to cover our costs and provide a return for investors, (ii) attract additional capital in order to finance growth, and (iii) successfully compete with other comparable companies having financial, production and marketing resources significantly greater than those of the Company.

We believe that our capital resources are insufficient for ongoing operations, with minimal current cash reserves, particularly given the resources necessary to expand our multi-media entertainment business. We will likely require considerable amounts of financing to make any significant advancement in our business strategy. Other than the agreement discussed below, there is presently no agreement in place that will guarantee financing for our Company, and we cannot assure you that we will be able to raise any additional funds, or that such funds will be available on acceptable terms. Funds raised through future equity financing will likely be substantially dilutive to current shareholders. Lack of additional funds will materially affect our Company and our business, and may cause us to substantially curtail or even cease operations. Consequently, you could incur a loss of your entire investment in the Company.

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On June 10, 2022, the Company entered into the QuickCap Purchase Agreement by and among the Company, and QuickCap Capital, LLC ("QuickCap"), pursuant to which the Company issued that certain convertible promissory note (the “QuickCap Note”) in the face amount of $38,880.00 in exchange for $35,000 in consideration therefor. The QuickCap Note matures twelve months from the date of issuance, and bear interest at the rate of 12% per annum. The QuickCap Note may be prepaid until the Maturity Date at (a) 100% multiplied by the Principal Amount then outstanding plus (b) accrued and unpaid interest on the Principal Amount to the Optional Prepayment Date plus (c) $750.00 to reimburse Holder for administrative fees. The QuickCap Note, together with all interest as accrued is convertible into shares of the Company’s common stock at a price equal to the lower of $0.05 or 50% of the lowest trading price for the 10 Trading Days immediately prior to the date of conversion. In addition, the Company issued QuickCap a warrant (the “QuickCap Warrant”) to acquire 776,000,000 shares of the Company’s common stock. Furthermore, the shares issuable from the QuickCap Purchase Agreement must be registered with the SEC in a current registration statement. The registration rights of QuickCap are outlined in the Registration Rights Agreement filed as an exhibit to this report and details the obligations of the Company.

On October 12, 2022, the Company entered into the MacRab Equity Commitment Agreement by and among the Company, and MacRab, a Florida Limited Liability Company (the "Selling Stockholders"), pursuant to which MacRab has agreed to purchase up to five million dollars ($5,000,000) of the Company's common stock to be sold at a 10% discount to the average of the two (2) lowest Volume Weighted Average Price of the Issuer’s common stock during the six (6) trading days after the clearing date. In addition, the Company issued MacRab a warrant (the “MacRab Warrant”) to acquire 11,764,706 shares of the Company’s common stock. Furthermore, the put shares issuable from the MacRab Equity Commitment Agreement must be registered with the SEC in a current registration statement and MacRab shall only be required to purchase up to 4.99% of the issued and outstanding shares of common stock of the Company. The registration rights of MacRab are outlined in the Registration Rights Agreement filed as an exhibit to this report and details the obligations of the Company.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses, and related disclosure of contingent assets and liabilities. We evaluate these estimates and judgments on an on-going basis.

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MANAGEMENT’S PLAN TO CONTINUE AS A GOING CONCERN

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to obtain such resources for the Company include (1) obtaining capital from the sale of its securities, and (2) short-term borrowings from shareholders or related party when needed. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.

Our independent registered public accounting firm’s report contains an explanatory paragraph which has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Forward-Looking Statements

This report contains or incorporates by reference forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 concerning our future business plans and strategies, the receipt of working capital, future revenues and other statements that are not historical in nature. In this report, forward-looking statements are often identified by the words “anticipate,” “plan,” “believe,” “expect,” “estimate,” and the like. These forward-looking statements reflect our current beliefs, expectations and opinions with respect to future events, and involve future risks and uncertainties which could cause actual results to differ materially from those expressed or implied.

Other uncertainties that could affect the accuracy of forward-looking statements include:

•	the worldwide economic situation;

•	any changes in interest rates or inflation;

•	the willingness and ability of third parties to honor their contractual commitments;

•	our ability to raise additional capital, as it may be affected by current conditions in the stock market and competition for risk capital;

•	our capital expenditures, as they may be affected by delays or cost overruns;

•	environmental and other regulations, as the same presently exist or may later be amended;

•	our ability to identify, finance and integrate any future acquisitions; and

•	the volatility of our common stock price.

This list is not exhaustive of the factors that may affect any of our forward-looking statements. You should read this report completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our beliefs, expectations and opinions only as of the date of this report. We do not intend to update these forward looking statements except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

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BUSINESS

Our Company

The Marquie Group, Inc. (hereafter, “we”, ”our”, ”us”, “TMGI”, or the ”Company”) was incorporated on January 30, 2008, in the State of Florida, as ZhongSen International Tea Company, with the principal business objective of providing sales and marketing consulting services to small to medium sized Chinese tea producing companies who wish to export and distribute high quality Chinese tea products worldwide. The Company commenced business activities in August, 2008, when it entered into a related party Sales and Marketing Agreement with Yunnan Zhongsen Group, Ltd. However, due to lack of capital, the Company was unable to implement its business plan fully. On May 31, 2013 the Company acquired Music of Your Life, Inc., a Nevada corporation (“MYL Nevada”) in a reverse triangular merger and became a multi-media entertainment company, producing live concerts, television shows and radio programming. Subsequent to this, on August 16, 2018 the Company merged with The Marquie Group, Inc., a Utah development stage health and beauty products company and changed its name to The Marquie Group, Inc. On September 26, 2022, the Company acquired 25% of Simply Whim, LLC, a skincare company with a full line of health and beauty products under the “Whim” brand. Product information and webstore can be found at www.simplywhim.com. You can learn more about us at our website www.themarquiegroup.com. Our website, however, does not constitute a part of this prospectus.

Operational Overview

The Company is a direct-to-consumer sales and marketing company with an exclusive pipeline of innovative health and beauty products. The Company markets these products through its wholly owned subsidiary Music of Your Life, a syndicated radio network heard nationwide on AM, FM and HD terrestrial radio stations, and simulcast over the internet at www.musicofyourlife.com. This is made possible by 30 and 60 second commercials airing every hour which are targeted toward the Music of Your Life listening audience. Broadcasting more than 40 years, Music of Your Life is the longest running music radio format in syndication. With the acquisition of Simply Whim, LLC, the Company will report revenue from the Whim health and beauty products on its balance sheet, assuming the product line continues generating revenue. Working with the product development team at Simply Whim, the Company will be able to create new and innovative products under the Whim brand. The primary sales channel for the Whim products is found at the Simply Whim website, www.simplywhim.com.

Our Business Strategy

With the dramatic increase in music licensing fees and the decrease in traditional radio advertising formats, the Company found it difficult to achieve profitability with its stand-alone Music of Your Life syndication radio service. In response to this, the Company began to explore partnering with a product line to be marketed through radio spots on the Company’s wide-reaching radio network. With the merger of The Marquie Group and subsequent acquisition of Simply Whim, the Company now has access to a developing health and beauty line of products called “Whim” to market and sell directly to the consumer through a series of radio commercials, on the Company website at musicofyourlife.com and on the Simply Whim website at www.simlywhim.com. The Whim product line includes a regime of face care products and other beauty products as they become available.

Objectives

Our objective is to sell unique and well-branded products to the Music of Your Life listening audience through a series of local and nationwide radio commercials. To accomplish this objective, the Company will continue to explore relationships with product manufacturers for the rights to sell their products directly, circumventing the traditional advertising agency approach, and by developing new and innovative products under the Whim brand.

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Market Advantage

Music of Your Life can be heard on AM, FM, and HD terrestrial radio stations across the United States and worldwide over the Internet. This well-established listener base gives the company a strong market advantage over the typical Internet radio service. Using cutting edge, low-cost technology for program delivery with the Barix system, the Company operates at lower overhead than its larger competitors.

Competition

Competition in the radio industry is fierce, however, the traditional style of delivering syndicated programming is limited to just a handful of offerings. Most of these competing services offer a wide range of programming with the potential to reach millions of listeners. However, these businesses rely upon advertising agencies for their commercials without the flexibility to partner directly with the companies offering goods and services. This can be a benefit to our competitors as these ad agencies usually produce profitable results. However, this is also a very expensive method for producing revenue. The Marquie Group approach is that of direct-to-consumer model which cuts the cost of commissions to a third party resulting in higher profits per sale and affords the company greater flexibility. With the addition of the Whim line of products, the Company can sell-through to the listening audience with products owned by the Company.

Employees

As of May 31, 2022, Marc Angell (Director and Chief Executive Officer) is the only non-employee officers and/or directors of the Company. The Company has no official employees. We currently have one part-time production person, an outside accountant, and an outside lawyer. Certain other executive positions have been identified, and we intend to fill these positions. Additional other support staff and other personnel will be hired when there is adequate capital available to do so.

We have undertaken preliminary investigations concerning candidates for the above positions and do not currently anticipate difficulty in filling such positions with qualified persons; however, we cannot assure you that we will in fact be able to hire qualified persons for such positions when needed. Additional positions to be filled may be identified from time to time by the Company. We expect to be able to attract and retain such additional employees as are necessary, commensurate with the anticipated future expansion of our business. Further, we expect to continue to use consultants, contract labor, attorneys, and accountants as necessary.

The loss of our CEO Marc Angell would likely have a material adverse effect on the Company. We intend to reduce this risk by obtaining key-man insurance if affordable insurance coverage may be obtained. We cannot assure you that the Company will be able to obtain such insurance or that the Company will be successful in recruiting needed personnel.

Properties

Our principal executive offices are located at 7901 4th Street North, Suite 4000, St. Petersburg, FL 33702-4305. We believe that our office facilities are suitable and adequate for our operations as currently conducted and contemplated.

Legal Proceedings

The Company currently has no litigation pending, threatened or contemplated, or unsatisfied judgments

From time to time, we may be a party to legal proceedings incidental to the normal course of our business including the enforcement of our rights under contracts with purchasers and suppliers.

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Summary of Financing Agreements

Terms of the QuickCap Purchase Agreement. On June 10, 2022, the Company entered into the QuickCap Purchase Agreement by and among the Company, and QuickCap Capital, LLC ("QuickCap"), pursuant to which the Company issued that certain convertible promissory note (the “QuickCap Note”) in the face amount of $38,880.00 in exchange for $35,000 in consideration therefor. The QuickCap Note matures twelve months from the date of issuance, and bear interest at the rate of 12% per annum. The QuickCap Note may be prepaid until the Maturity Date at (a) 100% multiplied by the Principal Amount then outstanding plus (b) accrued and unpaid interest on the Principal Amount to the Optional Prepayment Date plus (c) $750.00 to reimburse Holder for administrative fees. The QuickCap Note, together with all interest as accrued is convertible into shares of the Company’s common stock at a price equal to the lower of $0.05 or 50% of the lowest trading price for the 10 Trading Days immediately prior to the date of conversion. In addition, the Company issued QuickCap a warrant (the “QuickCap Warrant”) to acquire 776,000,000 shares of the Company’s common stock. Furthermore, the shares issuable from the QuickCap Purchase Agreement must be registered with the SEC in a current registration statement. The registration rights of QuickCap are outlined in the Registration Rights Agreement filed as an exhibit to this report and details the obligations of the Company.

Terms of the MacRab Equity Commitment Agreement. On October 12, 2022, the Company entered into the MacRab Equity Commitment Agreement by and among the Company, and MacRab, LLC a Florida Limited Liability Company (the "Selling Stockholders"), pursuant to which MacRab has agreed to purchase up to five million dollars ($5,000,000) of the Company's common stock to be sold at a 10% discount to the average of the two (2) lowest Volume Weighted Average Price of the Issuer’s common stock during the six (6) trading days after the clearing date. In addition, the Company issued MacRab a warrant (the “MacRab Warrant”) to acquire 11,764,706 shares of the Company’s common stock. Furthermore, the put shares issuable from the MacRab Equity Commitment Agreement must be registered with the SEC in a current registration statement and MacRab shall only be required to purchase up to 4.99% of the issued and outstanding shares of common stock of the Company. The registration rights of MacRab are outlined in the Registration Rights Agreement filed as an exhibit to this report and details the obligations of the Company.

Under applicable SEC rules and relevant Exchange Act Compliance and Disclosure Interpretations, we are registering 75,000,000 shares of common stock that may be issued pursuant to the Financing Agreements and sold by the Selling Stockholders. However, because the actual date and price per share for the issuance of shares under the Financing Agreements is unknown, the actual purchase price for the shares is unknown. Accordingly, we caution readers that, although we are registering 75,000,000 shares, there is no minimum under the QuickCap Purchase Agreement, and there is a minimum purchase price of $0.01 under the MacRab Equity Commitment Agreement (and therefore no maximum amount of our shares that may be issued by the Company pursuant to the Financing Agreements) and, therefore the number of shares actually issued from the Financing Agreements may be substantially greater than the number registered.

The Selling Stockholders are considered underwriters of The Marquie Group, Inc. An underwriter must make public disclosure similar to disclosure made by an issuer in the event of purchases and sales of securities.

Other than as set forth above, there are no trading volume requirements or restrictions under the Financing Agreements. With respect to the MacRab Equity Commitment Agreement, we will control the timing and amount of any sales of our common stock to MacRab.

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Conditions to Sales

MacRab Equity Commitment Agreement

Under the MacRab Equity Commitment Agreement, the following conditions must be satisfied in order for us to sell shares of our common stock to MacRab:

● The registration statement of which this prospectus forms a part, and any amendment or supplement thereto, must be declared effective for the sale of our shares to MacRab.

● Our representations and warranties contained in the MacRab Equity Commitment Agreement must be true and correct in all material respects (except for representations and warranties specifically made as of a particular date), except for any conditions that have temporarily caused any representations or warranties to be incorrect and which have been corrected with no continuing impairment to us or MacRab.

● We must have performed in all material respects all covenants, agreements and conditions required by the MacRab Equity Commitment Agreement to be performed, satisfied or complied with by us.

● No statute, rule, regulation, executive order, decree, ruling or injunction has been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the MacRab Equity Commitment Agreement, and no proceeding has been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the MacRab Equity Commitment Agreement.

● The trading of our common stock has not been suspended by the SEC, the principal trading market for our common stock or Financial Industry Regulatory Authority, Inc. and our common stock has been approved for listing or quotation on and has not been delisted from such principal market.

● The number of shares of our common stock to be purchased by MacRab at a particular closing may not exceed the number of shares that, when aggregated with all other shares of common stock then beneficially owned by MacRab, would result in MacRab owning more than 4.99% of all of our outstanding common stock.

● We must have no knowledge of any event more likely than not to have the effect of causing the registration statement of which this prospectus forms a part to be suspended or otherwise ineffective.

QuickCap Purchase Agreement

Under the QuickCap Purchase Agreement, the Company agreed to the following conditions:

● The effective registration of the shares of common stock issuable from the QuickCap Note and QuickCap Warrant.

● Our representations and warranties contained in the QuickCap Purchase Agreement must be true and correct in all material respects (except for representations and warranties specifically made as of a particular date), except for any conditions that have temporarily caused any representations or warranties to be incorrect and which have been corrected with no continuing impairment to us or QuickCap.

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● We must have performed in all material respects all covenants, agreements and conditions required by the QuickCap Purchase Agreement to be performed, satisfied or complied with by us.

● No statute, rule, regulation, executive order, decree, ruling or injunction has been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the QuickCap Purchase Agreement, and no proceeding has been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the QuickCap Purchase Agreement.

● The trading of our common stock has not been suspended by the SEC, the principal trading market for our common stock or Financial Industry Regulatory Authority, Inc. and our common stock has been approved for listing or quotation on and has not been delisted from such principal market.

● The number of shares of our common stock to be purchased by QuickCap at a particular closing may not exceed the number of shares that, when aggregated with all other shares of common stock then beneficially owned by QuickCap, would result in QuickCap owning more than 4.99% of all of our outstanding common stock.

● We must have no knowledge of any event more likely than not to have the effect of causing the registration statement of which this prospectus forms a part to be suspended or otherwise ineffective.

MacRab Equity Commitment Agreement Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to MacRab to terminate the MacRab Equity Commitment Agreement.

No Short-Selling by the Selling Stockholders

The Selling Stockholders have agreed that neither they nor any of their respective affiliates shall engage in any direct or indirect short-selling of our common stock during any time prior to the termination of the Financing Agreements.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Board of Directors

Our board of directors consists of the following individual:

Name and Year First Elected Director(1)	Age	Background Information
Marc Angell (2013)	64	Mr. Angell has been the Chief Executive Officer of Music of Your Life, Inc., since November 2012. Mr. Angell acquired the well-known Music of Your Life trademark in 2008. In November 2012, Angell formed Music of Your Life, Inc. as an entertainment company to capitalize on the growth and development of the Music of Your Life trademark and branding, including radio, Time Life infomercials, CD Box sets, and other merchandising. Mr. Angell, was a director of Wireless Village, Inc., a telecommunications solution provider, and Concierge Technologies, Inc. from June, 2004 to January, 2008. In 2000, Mr. Angell became the founder and President of Planet Halo, a wireless telecommunications company, until he sold it in May, 2004 to the public company Concierge Technologies, Inc. (OTC Pink: CNCG). In January 1990 Mr. Angell founded Angellcom, a supplier and distributor of one-way paging devices in the U.S. He remained its CEO until 1999. Mr. Angell conceptualized, designed, and marketed both the one-way pagers for Angellcom and the Halo device for Planet Halo. During the 1990s, Mr. Angell was also involved in the land mobile radio business as a license holder and manager of 220MHz radio systems throughout the United States and Mexico.

(1) The business address of Mr. Angell is 7901 4th Street North, Suite 4000, St. Petersburg, FL 33702-4305.

Director Independence

Because our common stock is listed on OTC Pink and it does not have a definition for "independence", we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the company;

•                     the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•                     a family member of the director is, or at any time during the past three years was, an executive officer of the company;

•                     the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

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•                     the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

We do not have any independent directors. We do not have an audit committee, compensation committee or nominating committee. We do however have a code of ethics that applies to our officers, employees and director.

Compensation of Directors

Although various items were reviewed and approved by the Board of Directors via unanimous written consent during the two fiscal years ended May 31, 2022 and the three months ended August 31, 2022, the Board held no formal meetings.

Board of Directors Meetings and Committees

Although various items were reviewed and approved by the Board of Directors via unanimous written consent during the two fiscal years ended May 31, 2022 and the three months ended August 31, 2022, the Board held no formal meetings.

We do not have Audit or Compensation Committees of our board of directors. Because of the lack of financial resources available to us, we also do not have an “audit committee financial expert” as such term is described in Item 401 of Regulation S-K promulgated by the SEC.

Executive Officers

Marc Angell is our sole executive officer, serving as our Chief Executive Officer and Secretary, as well as our principal accounting and financial officer. Further information pertaining to Mr. Angell’s business background and experience is contained in the section above marked DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

Section 16(a) Beneficial Ownership Reporting Compliance

We are required to identify each person who was an officer, director or beneficial owner of more than 10% of our registered equity securities during our most recent fiscal year and who failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934.

To our knowledge, during the fiscal year ended May 31, 2022, based solely upon a review of such materials as are required by the Securities and Exchange Commission, no other officer, director, or beneficial holder of more than ten percent of our issued and outstanding shares of Common Stock failed to timely file with the Securities and Exchange Commission any form or report required to be so filed pursuant to Section 16(a) of the Exchange Act of 1934.

Code of Ethics

The Company expects that its Officers and Directors will maintain appropriate standards of honesty and ethical conduct in connection with the performance of their duties on behalf of the Company. In recognition of this expectation, the Company has adopted a Code of Ethics. The purpose of this Code of Ethics is to codify standards the Company believes are reasonably necessary to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships and full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), or other regulatory bodies and in other public communications made by the Company.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 4, 2016, the Board of Directors of Music of Your Life, Inc., a Florida corporation (the “Company”) issued all 200 previously authorized but unissued shares of Series A Preferred Stock (the “Preferred Stock”) to the Company’s sole officer and director Marc Angell. The Preferred Stock collectively holds at all times, 80% of the total voting power of the Company.

On November 9, 2016, the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock from 2,000,000,000 to 10,000,000,000 shares and to amend the voting rights for the Series A Preferred Stock. As amended, each share of Series A Preferred Stock shall have voting rights equal to four times the sum of (a) all shares of Common Stock issued and outstanding at the time of voting; plus (b) the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting; divided by (c) the number of shares of Series A Preferred Stock issued and outstanding at the time of voting. The Series A Preferred Stock continues to have no conversion, liquidation, or dividend rights.

On August 16, 2018 (the “Closing Date the Company entered into a Merger Agreement (the “Merger Agreement”) by and among the Company, and The Marquie Group, Inc., a Utah corporation ("TMG"), pursuant to which the Company merged with TMG. The Company was the surviving corporation. Each shareholder of TMG received one (1) share of common stock of the Company for every one (1) share of TMG common stock held as of August 16, 2018. In accordance with the terms of the merger agreement, all of the shares of TMG held by TMG shareholders were cancelled, and 100,000 shares of common stock of the Company were issued to the TMG shareholders. A majority of these shares, 50,000 shares of common stock of the Company were issued to Marc and Jacquie Angell, affiliates of the Company. This is considered a related party transaction. The TMG merger will provide the Company with certain registered trademarks and intellectual property of TMG with respect to health, beauty and social networking products.

On September 20, 2022, the Company entered into a Share Purchase Agreement (the “SPA”) to acquire 25% of the outstanding shares of SIMPLY WHIM, INC., a Wyoming corporation (hereafter, “SIMPLY WHIM”), in exchange for 666,666,668 shares of common stock (the “SIMPLYWHIM Common Stock”) of the Company and a promissory note in the face amount of Two Million dollars ($2,000,000) (such transaction is hereafter referred to as the “Exchange”). SIMPLY WHIM is a health and beauty product development company. As a result of the Exchange, all of the SIMPLYWHIM Common Stock was issued to Jacquie Angell, the spouse of the Company’s CEO Marc Angell. This is considered a related party transaction.

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EXECUTIVE COMPENSATION

The following table summarizes the total compensation for the two fiscal years ended May 31, 2022 of each person who served as our principal executive officer or principal financial and accounting officer collectively, (the “Named Executive Officers”) including any other executive officer who received more than $100,000 in annual compensation from the Company. We did not award cash bonuses, stock awards, stock options or non-equity incentive plan compensation to any Named Executive Officer during the two years ended May 31, 2022, thus these items are omitted from the table below:

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary	Stock Awards	All Other Compensation (1)	Total

Marc Angell	2022	$—	$—	$120,000—	$120,000—
Chief Executive Officer	2021	$—	$—	$120,000—	$120,000—
Secretary

(1)	Accrued consulting fees prior to 2015 were not paid and were eliminated per agreement. Consulting fee accrual resumed in 2016. See Note 11 to the financial statements.

There is no other arrangement or understanding between our directors and officers and any other person pursuant to which any director or officer was or is to be selected as such.

Outstanding Equity Awards at Fiscal Year-End

There were no grants or equity awards to our Named Executive Officers or directors during the two fiscal years ended May 31, 2022 and the three months ended August 31, 2022.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth the beneficial ownership of each of our directors and executive officers, and each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and our executive officers and directors as a group, as of November 21, 2022. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Unless otherwise indicated, we believe that each beneficial owner set forth in the table has sole voting and investment power and has the same address as us. Our address is 7901 4th Street North, Suite 4000, St. Petersburg, FL 33702-4305. As of November 21, 2022, we had 756,612,000 shares of common stock issued and outstanding and 200 shares of preferred stock issued and outstanding. The following table describes the ownership of our voting securities (i) by each of our officers and directors, (ii) all of our officers and directors as a group, and (iii) each person known to us to own beneficially more than 5% of our common stock or any shares of our preferred stock.

	Amount and Nature of Beneficial Ownership
Name	Sole Voting and Investment Power	Options Exercisable Within 60 Days	Other Beneficial Ownership	Total(1)	Percent of Class Outstanding(2)
Jacquie Angell(1)	-	—	666,859,718	666,859,718	88.14%
Marc Angell(2)	-	—	666,859,718	666,859,718	88.14%
All current directors and executive officers as a group (1 person)	-	—	666,859,718	666,859,718	88.14%

____________________

* Indicates less than one percent.

(1)	Shareholder and spouse of CEO/Chairman, Marc Angell. Includes 193,050,001 shares of common stock held by the Angell Family Trust.

(2)	CEO/Chairman of the Board of Directors and spouse of shareholder, Jacquie Angell. Includes 193,050,001 shares of common stock held by the Angell Family Trust. Excludes 200 shares of Series A Preferred Stock held by Mr. Angell which have super-voting rights, but no conversion, dividend, or liquidation rights. If the votes of the Series A Preferred Stock were taken into account, Mr. Angell would beneficially hold approximately 93.41% of the voting securities of the Company.

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DESCRIPTION OF CAPITAL STOCK

The Selling Stockholders are offering up to 75,000,000 shares of our common stock for resale in quoted or private transactions, at fixed or negotiated prices. The following description of our capital stock is based on relevant portions of the Florida Business Corporation Act, or the “FBCA,” and on our Articles of Incorporation (also sometimes referred to as our “charter”) and Bylaws. This summary may not contain all of the information that is important to you, and we refer you to the FBCA and our Articles of Incorporation and Bylaws for a more detailed description of the provisions summarized below.

The Marquie Group, Inc. was organized as a corporation under the laws of the State of Florida on January 30, 2008. Our authorized capital stock consists of 50,000,000,000 shares of common stock, par value $0.0001 per share and 20,000,000 shares of preferred stock, par value $0.0001 per share. As of May 31, 2022, there were approximately 2,262 record holders of our common stock. There are no outstanding other options or warrants to purchase stock.

Our charter provides that our board of directors may not amend our Articles of Incorporation without approval of our shareholders, including holders of our preferred shares. A decrease or increase in the number of shares of capital stock which we may issue would require an amendment of our charter.

At November 21, 2022, we had 756,612,000 shares of common stock issued and outstanding and 200 shares of Series A Preferred Stock issued and outstanding. The number of shares outstanding does not include shares of common stock that are issuable pursuant to the Financing Agreements.

Title of Class	Amount Authorized	Amount Held by Us or for our Account(1)	Amount Outstanding Exclusive of Amounts Shown Under(1)
Common stock, par value $.0001 per share	50,000,000,000	666,859,718	756,612,000
Preferred stock, par value $.0001 per share	20,000,000	200	200
	50,020,000,000	666,859,918	756,612,200

____________________

(1)	Calculated as of November 21, 2022.

Common Stock

Our charter authorizes us to issue up to 50,000,000,000 shares of common stock. All shares of our common stock have equal rights as to earnings, assets, dividends and voting privileges. If and when we issue shares of common stock to the Selling Stockholders pursuant to the Financing Agreements, such shares will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Shares of our common stock have no preemptive, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors.

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Preferred Stock

Our charter authorizes us to issue up to 20,000,000 shares of preferred stock. 200 Series A Preferred shares are designated, issued and outstanding as of May 31, 2022. Each share of Series A Preferred Stock has voting rights equal to four times the sum of (a) all shares of Common Stock issued and outstanding at the time of voting; plus (b) the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting; divided by (c) the number of shares of Series A Preferred Stock issued and outstanding at the time of voting. The Series A Preferred Stock continues to have no conversion, liquidation, or dividend rights.

Limitation of Liability of Directors and Officers; Indemnification and Advance of Expenses

Pursuant to our charter and under the Florida Business Corporation Act (hereafter, the “FBCA”), our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividend payments or stock redemptions under Florida law or any transaction from which a director has derived an improper personal benefit. Our charter provides that we are authorized to provide indemnification of (and advancement of expenses) to our directors, officers, employees and agents (and any other persons to which applicable law permits us to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permitted by applicable law.

We have previously entered into indemnification agreements with certain of our current directors and officers. The indemnification agreement indemnifies the indemnitee to the fullest extent permitted by law, including against third-party claims and claims by or in right of the Company or any subsidiary or majority-owned partnership of the Company by reason of that person (including the advancement of expenses subject to certain conditions) (a) being a director, officer employee or agent of the Company, or of any subsidiary or majority-owned partnership of the Company or (b) serving at our request as a director, officer, employee or agent of another entity. If appropriate, we are entitled to assume the defense of the claim with counsel selected by us and approved by the indemnitee (which approval may not be unreasonably withheld). Separate counsel employed by the indemnitee will be at his or her own expense unless (1) the employment of separate counsel has been previously authorized by us, (2) the indemnitee reasonably concludes there may be a conflict of interest or (3) we have not, in fact, employed counsel to assume the defense of such claim.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Provisions of the FBCA and Our Charter and Bylaws

Our charter and bylaws provide that our board of directors will have the exclusive power to make, alter, amend or repeal any provision of our bylaws.

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Business Combinations

Section 607 of the FBCA, is applicable to corporations organized under the laws of the State of Florida. Subject to certain exceptions set forth therein, Section 607 of the FBCA provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to mean any person that (1) is the owner of 15% or more of the outstanding voting stock of the corporation; or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, and the affiliates and associates of such person referred to in clause (1) or (2) of this sentence. Under certain circumstances, Section 607 of the FBCA makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's charter or by-laws, elect not to be governed by this section, effective twelve months after adoption. Our charter and by-laws do not exclude us from the restrictions imposed under Section 607 of the FBCA. It is anticipated that the provisions of Section 607 of the FBCA may encourage companies interested in acquiring us to negotiate in advance with the board of directors.

37

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 26, 2015, we engaged Michael T. Studer CPA P.C. (“Studer”) as our independent registered accountant. To date, there have been no disagreements with Studer on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to Studer’s satisfaction would have caused Studer to make reference thereto in connection with its reports on the financial statements for such years. Also, during the engagement period, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

On July 14, 2022 we dismissed Michael T. Studer CPA P.C. (hereafter “Studer”) as the Company’s independent registered accountant. The Company engaged Studer as its independent registered accountant on January 22, 2015. During the period from January 22, 2015 through to July 14, 2022, the date of dismissal, there were no disagreements with Studer on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Studer would have caused it to make reference to the subject matter of the disagreements in connection with its report

Also on July 14, 2022, we engaged Gries & Associates, LLC (“Gries”), independent registered accountants, as our independent accountant following the dismissal of Studer. Prior to the engagement of Gries, the Company has not consulted with Gries regarding either:

(a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the Company nor oral advice was provided that Gries concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

(b) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K), or a "reportable event" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

LEGAL MATTERS

The legality of certain securities offered by this prospectus will be passed upon for us by John D. Thomas, P.C., Draper, UT (“JDTPC”).

EXPERTS

The audited consolidated financial statements of the Company for the fiscal years ended May 31, 2022 and May 31, 2021 have been included herein and in this registration statement in reliance upon reports of Gries & Associates, LLC (May 31, 2022) and Michael T. Studer CPA P.C. (May 31, 2021), each an independent registered public accounting firm, and upon the authority of said firms as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, or the Securities Act, with respect to our shares of common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or exhibits and schedules thereto. For further information with respect to our business and our securities, reference is made to the registration statement, including the amendments, exhibits and schedules thereto contained in the registration statement.

We also file annual, quarterly and current periodic reports and other information with the SEC under the Securities Exchange Act of 1934. You can inspect these reports and other information, as well as the registration statement and the related exhibits and schedules, without charge, at the public reference facilities of the SEC at room 1580, 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site that contains reports and other information regarding registrants, including us, that file such information electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Information contained on the SEC’s web site about us is not incorporated into this prospectus, and you should not consider information contained on the SEC’s web site to be part of this prospectus.

38

PART C - OTHER INFORMATION

Item 25. Financial Statements and Exhibits

1. Financial Statements

The following financial statements of The Marquie Group, Inc. are included in Part A “Information Required in a Prospectus” of the Registration Statement:

THE MARQUIE GROUP, INC.

All other information required in the financial statement schedules has been incorporated in the financial statements or notes thereto or has been omitted since the information is not applicable or not present in amounts sufficient to require submission of the schedule.

39

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Consolidated Balance Sheets

ASSETS
	August 31,	May 31,
	2022	2022
	(Unaudited)

CURRENT ASSETS

Cash and cash equivalents	$–	$353

Total Current Assets	–	353

OTHER ASSETS

Music inventory, net of accumulated depreciation of $19,870 and $19,481, respectively	1,778	2,167
Trademark costs	10,365	10,365

Total Other Assets	12,143	12,532

TOTAL ASSETS	$12,143	$12,885

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

Bank overdraft	$62	$–
Accounts payable	55,826	35,405
Accrued interest payable on notes payable	368,631	334,180
Accrued consulting fees	981,917	926,217
Notes payable, net of debt discounts of $30,890
and $6,889, respectively	1,433,987	1,419,108
Notes payable to related parties	123,051	135,551
Derivative liability	2,814,786	2,817,101

Total Current Liabilities	5,778,260	5,667,562

TOTAL LIABILITIES	5,778,260	5,667,562

STOCKHOLDERS' DEFICIT

Preferred Stock, $0.0001 par value; 20,000,000 shares authorized, 200 and 200 shares issued and outstanding	–	–
Common stock, $0.0001 par value; 50,000,000,000 shares authorized, 16,192,332 and 16,189,732 shares issued and outstanding, respectively	1,621	1,621
Common stock payable - 1 share	8,460	8,460
Additional paid-in-capital	10,213,431	10,213,431
Accumulated deficit	(15,989,629)	(15,878,189)

Total Stockholders' Deficit	(5,766,117)	(5,654,677)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$12,143	$12,885

The accompanying notes are an integral part of these financial statements

40

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended
	August 31,
	2022	2021

NET REVENUES	$–	$–

OPERATING EXPENSES

Salaries and Consulting fees	60,000	30,000
Professional fees	38,121	–
Other selling, general and administrative	1,305	4,161

Total Operating Expenses	99,426	34,161

LOSS FROM OPERATIONS	(99,426)	(34,161)

OTHER INCOME (EXPENSES)

Income (expense) from derivative liability	41,194	(1,271,434)
Interest expense (including amortization of debt discounts of $14,878 and $100,374, respectively)	(53,208)	(243,261)
Loss on conversion of notes payable and accrued interest	–	(1,453,492)

Total Other Income (Expenses)	(12,014)	(2,968,187)

LOSS BEFORE INCOME TAXES	(111,440)	(3,002,348)

INCOME TAX EXPENSE	–	–

NET LOSS	$(111,440)	$(3,002,348)

BASIC AND DILUTED:
Net loss per common share	$(0.01)	$(0.48)

Weighted average shares outstanding	16,192,332	6,257,741

The accompanying notes are an integral part of these financial statements

41

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Consolidated Statements of Stockholders' Deficit

(Unaudited)

	Three Months Ended August 31, 2022

								Total
	Preferred Stock		Common Stock		Common Stock	Additional	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Payable	Paid-in Capital	Deficit	Deficit

Balance, May 31, 2022	200	$–	16,189,732	$1,621	$8,460	$10,213,431	$(15,878,189)	$(5,654,677)

Round up of shares from reverse stock split	–	–	2,600	–	–	–	–	–

Net loss for the three months ended August 31, 2022	–	–	–	–	–	–	(111,440)	(111,440)

Balance, August 31, 2022	200	$–	16,192,332	$1,621	$8,460	$10,213,431	$(15,989,629)	$(5,766,117)

	Three Months Ended August 31, 2021

								Total
	Preferred Stock		Common Stock		Common Stock	Additional	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Payable	Paid-in Capital	Deficit	Deficit

Balance, May 31, 2021	200	$–	4,678,553	$468	$8,460	$6,987,191	$(11,762,237)	$(4,766,118)

Common stock issued for conversion of debt	–	–	2,948,116	295	–	1,502,805	–	1,503,100

Net loss for the three months ended August 31, 2021	–	–	–	–	–	–	(3,002,348)	(3,002,348)

Balance, August 31, 2021	200	$–	7,626,669	$763	$8,460	$8,489,996	$(14,764,585)	$(6,265,366)

The accompanying notes are an integral part of these financial statements

42

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended
	August 31,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(111,440)	$(3,002,348)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation of music inventory	389	682
Expense from derivative liability	(41,194)	1,271,434
Amortization of debt discounts	14,878	100,374
Loss on conversion of notes payable and accrued interest	–	1,453,492
Default interest added to notes principal balance	–	102,400
Changes in operating assets and liabilities:
Accounts payable	20,421	–
Accrued interest payable on notes payable	34,451	40,489
Accrued consulting fees	55,700	25,000

Net Cash Used by Operating Activities	(26,795)	(8,477)

CASH FLOWS FROM INVESTING ACTIVITIES:	–	–

CASH FLOWS FROM FINANCING ACTIVITIES:

Bank overdraft	62	2,249
Proceeds from notes payable	38,880	–
Repayments of notes payable to related parties	(12,500)	(25,272)
Net proceeds from notes payable to related parties	–	31,500

Net Cash Provided by Financing Activities	26,442	8,477

NET DECREASE IN CASH AND CASH EQUIVALENTS	(353)	–

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	353	–

CASH AND CASH EQUIVALENTS, END OF PERIOD	$–	$–

SUPPLEMENTAL CASH FLOW INFORMATION

Cash Payments For:
Interest	$–	$–
Income taxes	$–	$–

Non-cash investing and financing activities:
Initial derivative liability charged to debt discounts	$38,880	$238,596
Conversion of debt and accrued interest into common stock	$–	$49,608
Accrued interest added to notes payable principal balance	$–	$25,696

The accompanying notes are an integral part of these financial statements

43

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

August 31, 2022

(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

Basis of Presentation

The accompanying unaudited financial statements are presented in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary in order to make the financial statements not misleading, have been included. Operating results for the three months ended August 31, 2022 are not necessarily indicative of results that may be expected for the year ending May 31, 2023.

Organization

The Marquie Group, Inc. (formerly Music of Your Life, Inc.) (the “Company”) was incorporated under the laws of the State of Florida on January 30, 2008 under the name of “Zhong Sen International Tea Company”. From January 2008 to May 2013, the Company operated with the principal business objective of providing sales and marketing consulting services to small to medium sized Chinese tea producing companies who wished to export and distribute high quality Chinese tea products worldwide. On May 31, 2013 (the “Closing Date”), the Company entered into a Merger Agreement (the “Merger Agreement”) by and among the Company, Music of Your Life, Inc., a Nevada corporation (“MYL Nevada”) incorporated October 10, 2012, and Music of Your Life Merger Sub, Inc., a Utah corporation ("Merger Sub"), pursuant to which MYL Nevada merged with Merger Sub. As a result of the merger, MYL Nevada became a wholly-owned subsidiary of the Company, and on July 26, 2013, the Company changed its name to Music of Your Life, Inc., a syndicated radio network. On May 20, 2014 the Company acquired 100% of the outstanding stock of iRadio, Inc., a Utah corporation. The Company was the surviving corporation. iRadio was an entity related to the Company by common ownership.

Acquisition of The Marquie Group, Inc.

On August 16, 2018 (see Note 8), the Company merged with The Marquie Group, Inc. (“TMGI”) in exchange for the issuance of a total of 100 shares of our common stock to TMGI’s stockholders. Following the merger, the Company had 102 shares of common stock issued and outstanding. On December 5, 2018, the Company amended and restated its Articles of Incorporation providing for a change in the Company’s name from “Music of Your Life, Inc.” to “The Marquie Group, Inc.” The TMGI business plan is to license, develop and launch a direct-to-consumer, health and beauty product line called “Whim” that use innovative formulations of plant-based, amino-acids and other natural alternatives to chemical ingredients.

Acquisition of Global Nutrition Experience, Inc.

On November 21, 2019 (see Note 8), the Company merged with Global Nutrition Experience, Inc. (“GNE”) in exchange for the issuance of a total of 193,000 shares of our common stock to GNE’s stockholder. The GNE business plan is to license intellectual property to third parties.

44

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

August 31, 2022

(Unaudited)

NOTE 2 - MUSIC INVENTORY

Music inventory consisted of the following:

	August 31, 2022	May 31, 2022
Digital music acquired for use in operations – at cost	$21,648	$21,648
Accumulated depreciation	(19,870)	(19,481)
Music inventory – net	$1,778	$2,167

The Company purchases digital music to broadcast over the radio and internet. During the three months ended August 31, 2022, the Company purchased $-0- worth of music inventory. For the three months ended August 31, 2022 and 2021, depreciation of music inventory was $389 and $682, respectively.

NOTE 3 – ACCRUED CONSULTING FEES

Accrued consulting fees consisted of the following:

	August 31, 2022	May 31, 2022
Due to Company Chief Executive Officer pursuant to Consulting Agreement dated March 1, 2017 – monthly compensation of $10,000 to May 31, 2022, increased to $20,000 after May 31, 2022	$313,817	$253,817
Due to wife of Company Chief Executive Officer pursuant to consulting agreement effective August 16, 2018 – monthly compensation of $15,000 (which was terminated May 31, 2021)	314,600	318,100
Due to mother of Company Chief Executive Officer pursuant to Consulting Agreement dated September 1, 2015 (which was terminated November 30, 2019) – monthly compensation of $5,000 to November 30, 2019	131,350	131,350
Due to service provider pursuant to Consulting Agreement dated September 1, 2015 (which was terminated February 28, 2019) – monthly compensation of $5,000 to February 28, 2019	144,700	144,700
Due to service provider pursuant to Consulting Agreement dated September 1, 2015 (which was terminated November 30, 2019) – monthly compensation of $1,000 to November 30, 2019	48,000	48,000
Due to two other service providers	29,450	30,250
Total	$981,917	$926,217

The accrued consulting fees balance changed as follows:

	Three Months Ended August 31, 2022	Year Ended May 31, 2022
Balance, beginning of period	$926,217	$832,967
Compensation expense accrued pursuant to consulting agreements	60,000	120,000
Payments to consultants	(4,300)	(26,750)
Balance, end of period	$981,917	$832,967

See Note 8 (Commitments and Contingencies).

45

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

August 31, 2022

(Unaudited)

NOTE 4 - NOTES PAYABLE

Notes payable consisted of the following:

	August 31, 2022	May 31, 2022
Notes payable to an entity, non-interest bearing, due on demand, unsecured	$39,300	$39,300
Note payable to an individual, due on May 22, 2015, in default (B)	25,000	25,000
Note payable to an entity, non-interest bearing, due on February 1, 2016, in default (D)	50,000	50,000
Note payable to a family trust, stated interest of $2,500, due on October 31, 2015, in default (E)	7,000	7,000
Note payable to a corporation, stated interest of $5,000, due on October 21, 2015, in default (G)	50,000	50,000
Note payable to a corporation, stated interest of $5,000, due on November 6, 2015, in default (H)	50,000	50,000
Note payable to an individual, due on December 20, 2015, in default, 24% default rate from January 20, 2016 (I)	25,000	25,000
Convertible note payable to an entity, interest at 12%, due on December 29, 2016, in default (M)	40,000	40,000
Note payable to a family trust, interest at 10%, due on November 30, 2016, in default (P)	25,000	25,000
Convertible note payable to an individual, interest at 10%, due on demand (V)	46,890	46,890
Convertible note payable to an individual, interest at 8%, due on demand (W)	29,000	29,000
Convertible note payable to an individual, interest at 8%, due on demand (X)	21,500	21,500
Convertible note payable to an entity, interest at 10%, due on demand (Y)	8,100	8,100
Convertible note payable to an entity, interest at 10%, due on demand (CC)	50,000	50,000
Convertible note payable to an entity, interest at 10%, due on March 5, 2019, in default (DD)	35,000	35,000
Convertible note payable to an entity, interest at 10%, due on September 18, 2019, in default (GG)	8,505	8,505
Convertible note payable to an entity, interest at 12%, due on November 30, 2021, in default, net of discount of $-0- and $85,233, respectively (SS)	154,764	154,764
Convertible note payable to an entity, interest at 10%, due on June 4, 2022, in default (VV)	170,212	167,597
Convertible note payable to an entity, interest at 8%, due on August 27, 2022, in default, net of discount of $745 and $-0-, respectively (WW)	13,255	9,726
Convertible note payable to an entity, interest at 12%, due on December 21, 2022 (YY)	58,250	58,250
Convertible note payable to an entity, interest at 12%, due on February 8, 2023 (ZZ)	245,000	245,000
Convertible note payable to an entity, interest at 12%, due on June 10, 2023, net of discount of $30,145 and $-0-, respectively (AA)	8,735	–
Note payable to the Small Business Administration under the Payroll Protection Program, interest at 1%, due in installments through May 4, 2022, forgivable in part or whole subject to certain requirements	70,000	70,000
Note payable to the Small Business Administration under the Payroll Protection Program, interest at 1%, due in installments through April 5, 2023, forgivable in part or whole subject to certain requirements	100,000	100,000
Notes payable to individuals, non-interest bearing, due on demand	103,476	103,476
Total Notes Payable	1,433,987	1,419,108
Less: Current Portion	(1,433,987)	(1,419,108)
Long-Term Notes Payable	$–	$–

(B) On April 22, 2015, the Company issued a $25,000 Promissory Note, non-interest bearing (interest at 24% per annum after May 22, 2015), due at maturity on May 22, 2015.

(D) On July 24, 2015, the Company issued a $50,000 Promissory Note to Kodiak Capital Group, LLC (“Kodiak”) for services rendered in association with an Equity Purchase Agreement. As amended and restated January 4, 2016, the note is non-interest bearing and was due on February 1, 2016.

46

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

August 31, 2022

(Unaudited)

(E) On July 31, 2015, the Company issued a $25,000 Promissory Note with a stated interest amount of $2,500 due at maturity on October 31, 2015.

(G) On August 6, 2015, the Company issued a $50,000 Promissory Note with a stated interest amount of $5,000 due at maturity on October 21, 2015.

(H) On August 21, 2015, the Company issued a $50,000 Promissory Note with a stated interest amount of $5,000 due at maturity on November 6, 2015.

(I) On September 21, 2015, the Company issued a $25,000 Promissory Note with a stated interest amount of $2,500 due at maturity on December 20, 2015. In the event that all principal and interest are not paid to the lender by January 20, 2016, interest is to accrue at a rate of 24% per annum commencing on January 21, 2016.

(M) On December 29, 2015, the Company issued a $20,000 Convertible Promissory Note to a lender for net loan proceeds of $15,000. The note bears interest at a rate of 12% per annum, was due on December 29, 2016, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest closing bid price during the 30 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

(P) On June 3, 2016, the Company issued a $25,000 Promissory Note. The note bears interest at a rate of 10% per annum and was due on November 30, 2016.

(V) On May 3, 2017, the Company issued a $72,750 Convertible Promissory Note to a lender as a replacement for the principal and interest due on a promissory note due on October 14, 2014. The note bears interest at a rate of 10% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to $0.1293 per share.

(W) On April 5, 2017, the Company issued a $35,000 Convertible Promissory Note to a lender as a replacement for the principal and interest due on a promissory note due on August 23, 2015. The note bears interest at a rate of 8% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 40% of the lowest Trading Price during the 5 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

(X) On April 5, 2017, the Company issued a $27,500 Convertible Promissory Note to a lender as a replacement for the principal and interest due on a promissory note due on October 31, 2015. The note bears interest at a rate of 8% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 40% of the lowest Trading Price during the 5 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

(Y) On March 1, 2017, the Company issued a $8,600 Convertible Promissory Note to a vendor of the Company to convert certain accounts payable due to the vendor. The note bears interest at a rate of 10% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the higher of $0.04 per share or 60% of the lowest Trading Price during the 5 Trading Day period prior to the Conversion Date.

(CC) On December 1, 2017, the Company issued a $50,000 Convertible Promissory Note to a vendor in settlement of certain accrued consulting fees of $50,000. The note bears interest at a rate of 10% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 60% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

47

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

August 31, 2022

(Unaudited)

(DD) On March 5, 2018, the Company issued a $35,000 Convertible Promissory Note to a lender for net loan proceeds of $33,000. The note bears interest at a rate of 10% per annum, was due on March 5, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

(GG) On September 18, 2018, the Company issued a $18,000 Convertible Promissory Note to a lender for net loan proceeds of $14,000. The note bears interest at a rate of 10% per annum, was due on September 18, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

(SS) On November 30, 2020, the Company issued a $170,000 Convertible Promissory Note to a lender which paid off some of the accrued interest for the note described in (RR) above. The Company received net proceeds of $32,500. The note bears interest at a rate of 12% per annum, is due on November 30, 2021, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the lesser of (1) 105% of the closing bid price of the Common Stock on the Issue Date, or (2) the closing bid price of the Common Stock on the Trading Day immediately preceding the date of the conversion. See Note 6 (Derivative Liability).

(VV) On June 4, 2021, the Company issued a $238,596 Convertible Promissory Note to a lender which paid off the principal and accrued interest for the notes described in (EE), (FF), (KK), (LL), (MM), (NN) and (PP) above. The note bears interest at a rate of 10% per annum, is due on June 4, 2022, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the lesser of (1) $0.00004, or (2) 50% of the lowest trading price of the common stock for the previous 15 day trading period. See Note 6 (Derivative Liability).

(WW) On August 27, 2021, the Company issued a $14,000 Convertible Promissory Note to a lender for net loan proceeds of $10,000. The note bears interest at a rate of 8% per annum, is due on August 27, 2022, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 65% of the lowest trading price in the 10 Trading Day period prior to the Conversion Date. See Note 6 (Derivative Liability).

(YY) On December 21, 2021, the Company issued a $58,250 Convertible Promissory Note to a lender for net loan proceeds of $49,925. The note bears interest at a rate of 12% per annum, is due on December 21, 2022, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the higher of (1) $0.10, or (2) the par value of the Common Stock.

(ZZ) On February 8, 2022, the Company issued a $245,000 Convertible Promissory Note to a lender for net loan proceeds of $218,000. The note bears interest at a rate of 12% per annum, is due on February 8, 2023, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the higher of (1) $0.10, or (2) the par value of the Common Stock.

(AA) On June 10, 2022, the Company issued a $38,880 Convertible Promissory Note to a lender for net loan proceeds of $31,800. The note bears interest at a rate of 12% per annum, is due on June 10, 2023, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the lower of (1) $0.05, or (2) 50% of the lowest trading price in the 10 Trading Day period prior to the Conversion Date.

48

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

August 31, 2022

(Unaudited)

Concentration of Notes Payable:

The principal balance of notes payable was due to:

	August 31, 2022	May 31, 2022

Lender A	$458,014	$458,014
Lender B	170,212	170,212
14 other lenders	836,651	797,771

Total	1,464,877	1,425,997

Less debt discounts	(30,890)	(6,889)

Net	$1,433,987	$1,419,108

NOTE 5 - NOTES PAYABLE – RELATED PARTIES

Notes payable – related parties consisted of the following:

	August 31, 2022	May 31, 2022
Note payable to Company law firm (and owner of 2,500 shares of common stock since August 16, 2018), non-interest bearing, due on demand, unsecured	$2,073	$2,073
Notes payable to The OZ Corporation (owner of 2,500 shares of common stock since August 16, 2018), non-interest bearing, due on demand, unsecured	69,250	69,250
Note payable to the Chief Executive Officer, non-interest bearing, due on demand, unsecured	1,728	14,228
Convertible note payable to John D. Thomas P.C. (Company law firm and owner of 2,500 shares of common stock since August 16, 2018), interest at 10%, due on demand, convertible at the option of the lender into shares of Company common stock equal to 60% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 7 (Derivative Liability)	50,000	50,000
Total Notes Payable	123,051	135,551
Less: Current Portion	(123,051)	(135,551)
Long-Term Notes Payable	$–	$–

49

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

August 31, 2022

(Unaudited)

NOTE 6 - DERIVATIVE LIABILITY

The derivative liability at August 31, 2022 and May 31, 2022 consisted of:

	August 31, 2022		May 31, 2022
	Face Value	Derivative Liability	Face Value	Derivative Liability
Convertible note payable issued December 29, 2015, due December 29, 2016 (M)	$40,000	$57,455	$40,000	$40,000
Convertible note payable issued April 5, 2017, due on demand (W)	29,000	43,500	29,000	43,500
Convertible note payable issued April 5, 2017, due on demand (X)	21,500	32,250	21,500	32,250
Convertible note payable issued December 1, 2017, due on demand (BB)	50,000	51,515	50,000	33,333
Convertible note payable issued December 1, 2017, due on demand (CC)	50,000	51,515	50,000	33,333
Convertible note payable issued March 5, 2018, due on March 5, 2019 (DD)	35,000	50,273	35,000	35,000
Convertible note payable issued September 18, 2018, due on September 18, 2019 (GG)	8,506	12,217	8,506	8,506
Convertible note payable issued November 30, 2020, due on November 30, 2021 (SS)	154,764	928,583	154,764	1,392,875
Convertible note payable issued June 4, 2021, due on June 4, 2022 (VV)	170,212	802,340	170,212	1,176,766
Convertible note payable issued August 27, 2021, due on August 27, 2022 (WW)	14,000	7,538	14,000	21,538
Convertible note payable issued June 10, 2022, due on June 10, 2023 (AA)	38,880	777,600	–	–
Totals	$611,862	$2,814,786	$572,982	$2,817,101

The above convertible notes contain a variable conversion feature based on the future trading price of the Company common stock. Therefore, the number of shares of common stock issuable upon conversion of the notes is indeterminate. Accordingly, we have recorded the fair value of the embedded conversion features as a derivative liability at the respective issuance dates of the notes and charged the applicable amounts to debt discounts and the remainder to other expense. The increase (decrease) in the fair value of the derivative liability from the respective issuance dates of the notes to the measurement dates is charged (credited) to other expense (income). The fair value of the derivative liability of the notes is measured at the respective issuance dates and quarterly thereafter using the Black Scholes option pricing model.

50

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

August 31, 2022

(Unaudited)

Assumptions used for the calculations of the derivative liability of the notes at August 31, 2022 include (1) stock price of $0.0067 per share, (2) exercise prices ranging from $0.00004 to $0.0067 per share, (3) terms ranging from 0 days to 283 days, (4) expected volatility of 2,166% and (5) risk free interest rates ranging from 2.58% to 240%.

Assumptions used for the calculations of the derivative liability of the notes at May 31, 2022 include (1) stock price of $0.001 per share, (2) exercise prices ranging from $0.0004 to $0.00065 per share, (3) terms ranging from 0 days to 88 days, (4) expected volatility of 1,986% and (5) risk free interest rates ranging from 0.73% to 1.16%.

Concentration of Derivative Liability:

The derivative liability relates to convertible notes payable due to:

	August 31, 2022	May 31, 2022

Lender A	$928,583	$1,392,874
Lender B	802,340	1,176,765
Lender C	777,600	–
Lender D	70,028	65,044
5 other lenders	236,235	182,418

Total	$2,814,786	$2,817,101

NOTE 7 - EQUITY TRANSACTIONS

On October 3, 2016, the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock from 500,000,000 to 2,000,000,000 shares and to change the par value of both the common stock and preferred stock from $0.001 per share to $0.0001 per share.

On November 9, 2016, the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock from 2,000,000,000 to 10,000,000,000 shares and to amend the voting rights for the Series A Preferred Stock. As amended, each share of Series A Preferred Stock shall have voting rights equal to four times the sum of (a) all shares of Common Stock issued and outstanding at the time of voting; plus (b) the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting; divided by (c) the number of shares of Series A Preferred Stock issued and outstanding at the time of voting. The Series A Preferred Stock has no conversion, liquidation, or dividend rights.

On April 22, 2021, the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock from 10,000,000,000 to 50,000,000,000 shares.

On August 16, 2018, the Company entered into a Merger Agreement by and among the Company, and The Marquie Group, Inc., a Utah Corporation (“TMG”), pursuant to with the Company merged with TMG. The Company is the surviving corporation. Each shareholder of TMG received one (1) share of common stock of the Company for every one (1) share of TMG common stock held as of August 16, 2018. In accordance with the terms of the merger agreement, all of the shares of TMG held by TMG shareholders were cancelled, and 100 shares of common stock of the Company were issued to the TMG shareholders.

51

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

August 31, 2022

(Unaudited)

TMG was incorporated on August 3, 2018. The merger provides the Company with certain registered trademarks and intellectual property of TMG with respect to health, beauty, and social networking products. The three stockholders of TMG prior to the merger who received the 100 shares are (1) Marc Angell (CEO of the Company) and Jacquie Angell (50 shares), (2) The OZ Corporation (holder of $103,250 of Company notes payable at May 31, 2019 and February 29, 2020) (25 shares), and (3) John Thomas P.C. (Company law firm and holder of $52,073 of Company notes payable at May 31, 2019 and February 29, 2020) (25 shares). Pursuant to ASC 805-50-30-5 relating to transactions between entities under common control, the intellectual property of TMG (and the issuance of the 100 shares of common stock) were recorded at $-0-, the historical cost of the property to TMG.

On August 28, 2019, the Securities and Exchange Commission (the “SEC”) issued a Notice of Qualification regarding a Form 1-A filed by the Company in connection with the Company’s offering of up to 1,333,333 shares of common stock at a price of $7.50 per share or a total offering of $10,000,000. The end date of the offering is August 28, 2020. On December 26, 2019, the Company amended its Form 1-A Offering Circular to reduce the offering price from $7.50 per share to $3.50 per share. As part of this offering, during the three months ended February 29, 2020, the Company issued an aggregate of 58,438,096 shares of common stock for cash in the amount of $287,200.

On November 21, 2019, the Company merged with Global Nutrition Experience, Inc. (“GNE”) in exchange for the issuance of a total of 160,000 shares of our common stock to GNE’s stockholders. Following the merger, the Company had 161,062 shares of common stock issued and outstanding. GNE was incorporated on November 21, 2019. The stockholder of GNE prior to the merger who received the 160,000 shares was the Angell Family Trust. Pursuant to ASC 805-50-30-5 relating to transactions between entities under common control, the intellectual property of GNE (and the issuance of the 160,000 shares of common stock) were recorded at $-0-, the historical cost of the property to GNE. During the three months ended February 29, 2020, the Company issued an additional 33,000 shares of common stock as part of the merger.

During the year ended May 31, 2021, the Company issued an aggregate of 4,304,842 shares of common stock for the conversion of notes payable and accrued interest in the aggregate amount of $835,050. We incurred a loss on the conversion of notes payable and accrued interest of $1,445,042, which represents the excess of the $2,280,092 fair value of the 4,304,842 shares at the dates of conversion over the $835,050 amount of debt satisfied.

Effective April 21, 2022, the Company effectuated a 1 for 1,000 reverse split of the Company’s Common Stock (“Reverse Split”), meaning that each 1,000 shares of Common Stock is consolidated into 1 share of Common Stock following the reverse split, provided however, that fractional shares would be rounded up to the nearest whole share. Following the Reverse Split, the Company had 16,192,332 common shares issued and outstanding. The accompanying financial statements have been retroactively adjusted to reflect this reverse stock split.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Consulting Agreements with Individuals

The Company has entered into Consulting Agreements with the Company’s Chief Executive Officer, the wife of the Company’s Chief Executive Officer, the mother of the Company’s Chief Executive Officer, and other service providers (see Note 3 – Accrued Consulting Fees). The Consulting Agreement with the Company’s Chief Executive Officer provided for monthly compensation of $10,000 through May 31, 2022 and was increased to $20,000 after May 31, 2022. The Consulting Agreement with the wife of the Company’s Chief Executive Officer provided for monthly compensation of $15,000 and expired on May 31, 2021. The Consulting Agreement with the mother of the Company’s Chief Executive Officer provided for monthly compensation of $5,000 and was terminated as of November 30, 2019. The other 3 consulting agreements provided for monthly compensation totaling $6,500 and were terminated as of November 30, 2019.

52

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

August 31, 2022

(Unaudited)

Corporate Consulting Agreement

On March 14, 2018, the Company executed a Corporate Consulting Agreement (the “Agreement”) with a consulting firm entity (the “Consultant”). The Agreement provided for the Consultant to perform certain investor relations and other services for the Company. The term of the Agreement was 4 months but the Agreement provided that the Company could terminate the Agreement for any reason at any time upon 5 days written prior notice. The Agreement provided for 8 payments of cash fees totaling $240,000 to be paid to the Consultant over 4 months.

On April 1, 2018, the Company notified the Consultant that the Agreement was terminated. A total of $25,000 was paid to the Consultant in March 2018 which was expensed and included in “Salaries and Consulting Fees” in the Consolidated Statement of Operations for the year ended May 31, 2018. No other amounts were paid or accrued subsequent to May 31, 2018.

On October 16, 2018 (see Note 7), the Company issued 5,000 shares of its common stock to the Consultant. On October 26, 2018, the Consultant advised the Company that it had not been notified that the Agreement was terminated on April 1, 2018 and that the Company is in default of the Agreement.

NOTE 9 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. At August 31, 2022, the Company had negative working capital of $5,778,260 and an accumulated deficit of $15,989,629. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

To date the Company has funded its operations through a combination of loans and sales of common stock. The Company anticipates another net loss for the fiscal year ended May 31, 2023 and with the expected cash requirements for the coming year, there is substantial doubt as to the Company’s ability to continue operations.

The Company is attempting to improve these conditions by way of financial assistance through issuances of notes payable and additional equity and by generating revenues through sales of products and services. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 10 – SUBSEQUENT EVENTS

On September 20, 2022, the Company entered into an agreement to acquire 25% of the outstanding shares of SIMPLY WHIM, INC., a Wyoming corporation (“SIMPLY WHIM”), in exchange for 666,666,668 shares of common stock of the Company and a promissory note in the face amount of $2,000,000. SIMPLY WHIM is a skin care product development company.

53

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

August 31, 2022

(Unaudited)

On September 26, 2022, the Company entered into Exchange Agreements with existing noteholders of the Company and in respect to certain outstanding notes of the Company in the aggregate account of $173,174. The Company issued an aggregate of 86,587,000 shares of the Company’s common stock in conversion of the Exchange Notes in their entirety.

On October 13, 2022 (the “Closing Date”), the Company entered into a Standby Equity Commitment Agreement (the “Equity Agreement” by and among the Company, and MacRab, LLC, a Florida limited liability company ("MacRab"), pursuant to which MacRab has agreed to purchase at the Company’s sole discretion, up to five million dollars ($5,000,000) of the Company's common stock (the “Put Shares”) at a purchase price of 90% of the average of the two (2) lowest volume weighted average prices of the Company’s Common Stock on OTCQB during the six (6) Trading Days immediately following the Clearing Date.

Contemporaneous therewith, the Company and MacRab also entered into a Registration Rights Agreement, whereby the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended. Pursuant to the Registration Rights Agreement, the Company has registered the Put Shares pursuant in a registration statement on Form S-1 (the “Registration Statement”). The Registration Statement was filed on October 21, 2022.

Also on the Closing Date, pursuant to the Equity Agreement, the Company issued to MacRab a warrant (the “Warrant”) to acquire 11,764,706 shares of the Company’s common stock.

54

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

The Marquie Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of The Marquie Group, Inc. (the “Company”) as of May 31, 2022, and the related consolidated statements of operations, statements of stockholders’ deficit, and cash flows for the year then ended, and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2022, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 12 to the financial statements, the Company has incurred losses since inception of $15,878,189 and negative working capital of $5,667,209. These factors create an uncertainty as to the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Loss on conversions of notes payable and accrued interest to common stock – Refer to Note 10 to the consolidated financial statements

55

Critical Audit Matter Description

The Company has had outstanding notes payable to lenders which are convertible into Company common stock at conversion prices which are based on the future trading price of the Company's common stock. For the year ended May 31, 2022, the Company issued a total of 11,511,179 shares of its common stock pursuant to conversions of an aggregate of $285,683 in principal and accrued interest. The $2,941,708 in excess of the $3,227,391 fair value of the 11,511,179 shares of common stock at the respective dates of issuance over the $285,683 liability reduction was charged to Loss on Conversions of Notes Payable.

How the Critical Audit Matter was Addressed in the Audit

Our principal audit procedures related to the Company's loss on conversions of notes payable and accrued interest to common stock expense included:

•	We obtained Company prepared quarterly schedules of all conversions of notes payable and accrued interest to common stock for the year ended May 31, 2022.
•	We agreed the prices used to independent third-party sources of closing trading prices of the Company common stock on the respective issuance dates. We then verified the calculation by multiplying the number of shares issued times the respective closing trading prices for each conversion.
•	We agreed the principal and accrued interest amounts to Notices of Conversions for each conversion.

Emphasis of Matters-Risks and Uncertainties

The Company is not able to predict the ultimate impact that COVID -19 will have on its business. However, if the current economic conditions continue, the pandemic could have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company plans to operate.

/s/ Gries & Associates, LLC

We have served as the Company’s auditor since 2022.

Denver, CO

June 28, 2022

56

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

The Marquie Group, Inc. (formerly Music of Your Life, Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The Marquie Group, Inc. (the “Company”) as of May 31, 2021 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of The Marquie Group, Inc. as of May 31, 2021 and the results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

Explanatory Paragraph – Going Concern

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Loss on conversions of notes payable and accrued interest to common stock – Refer to Note 10 to the consolidated financial statements

57

Critical Audit Matter Description

The Company has had outstanding notes payable to lenders which are convertible into Company common stock at conversion prices which are based on the future trading price of the Company's common stock. For the year ended May 31, 2021, the Company issued a total of 4,304,842 shares of its common stock (as adjusted for the April 21, 2022 1 for 1,000 reverse split) pursuant to conversions of an aggregate of $835,050 in principal and accrued interest. The $1,445,042 excess of the $2,218,092 fair value of the 4,304,842 shares of common stock at the respective dates of issuance over the $835,050 liability reduction was charged to Loss on Conversions of Notes Payable.

How the Critical Audit Matter was Addressed in the Audit

Our principal audit procedures related to the Company's loss on conversions of notes payable and accrued interest to common stock expense included:

(1) We obtained Company prepared quarterly schedules of all conversions of notes payable and accrued interest to common stock for the year ended May 31, 2021.

(2) For the fair value measurements, we agreed the prices used to independent third-party sources of closing trading prices of the Company common stock on the respective issuance dates. We then verified the calculation by multiplying the number of shares issued times the respective closing trading prices for each conversion.

(3) For the liability reduction amounts, we agreed the principal and accrued interest amounts to Notices of Conversions for each conversion.

/s/ Michael T. Studer CPA P.C.

Michael T. Studer CPA P.C.

Freeport, New York

October 14, 2021

We served as the Company’s auditor from 2015 to 2022.

58

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Consolidated Balance Sheets

	May 31,	May 31,
	2022	2021
ASSETS
CURRENT ASSETS

Cash and cash equivalents	$353	$–

Total Current Assets	353	–

OTHER ASSETS

Music inventory, net of accumulated depreciation
of $19,481 and $17,339, respectively	2,167	4,309
Trademark costs	10,365	10,365

Total Other Assets	12,532	14,674

TOTAL ASSETS	$12,885	$14,674

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

Bank overdraft	$–	$1,140
Accounts payable	35,405	25,094
Accrued interest payable on notes payable	334,180	427,023
Accrued consulting fees	926,217	832,967
Notes payable, net of debt discounts of $6,889 and $85,233, respectively	1,419,108	1,366,430
Notes payable to related parties	135,551	121,323
Derivative liability	2,817,101	2,006,815

Total Current Liabilities	5,667,562	4,780,792

TOTAL LIABILITIES	5,667,562	4,780,792

STOCKHOLDERS' DEFICIT

Preferred Stock, $0.0001 par value; 20,000,000 shares authorized, 200 and 200 shares issued and outstanding	–	–
Common stock, $0.0001 par value; 50,000,000,000 shares authorized, 16,189,732 and 4,678,553 shares issued and outstanding, respectively	1,621	468
Common stock payable - 1 share	8,460	8,460
Additional paid-in-capital	10,213,431	6,987,191
Accumulated deficit	(15,878,189)	(11,762,237)

Total Stockholders' Deficit	(5,654,677)	(4,766,118)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$12,885	$14,674

The accompanying notes are an integral part of these financial statements

59

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Consolidated Statements of Operations

	For the Year Ended
	May 31,
	2022	2021

NET REVENUES	$–	$60

OPERATING EXPENSES

Accrued Salaries and Consulting fees	120,000	305,000
Professional fees	97,162	102,924
Other selling, general and administrative	45,403	63,398

Total Operating Expenses	262,565	471,322

LOSS FROM OPERATIONS	(262,565)	(471,262)

OTHER INCOME (EXPENSES)

Gain on settlement of debt	260,032	–
Gain (Expense) from derivative liability	(526,690)	36,930
Interest expense (including amortization of debt discounts of $361,939 and $473,080, respectively)	(645,021)	(989,810)
Loss on conversion of notes payable and accrued interest	(2,941,708)	(1,445,042)

Total Other Income (Expenses)	(3,853,387)	(2,397,922)

LOSS BEFORE INCOME TAXES	(4,115,952)	(2,869,184)

INCOME TAX EXPENSE	–	–

NET LOSS	$(4,115,952)	$(2,869,184)

BASIC AND DILUTED:
Net income (loss) per common share	$(0.25)	$(1.03)

Weighted average shares outstanding	16,189,732	2,778,900

The accompanying notes are an integral part of these financial statements

60

THE MARQUIE GROUP, INC.

Consolidated Statements of Stockholders' Deficit

For the Period from June 1, 2020 to May 31, 2022

								Total
	Preferred Stock		Common Stock		Common Stock	Additional	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Payable	Paid-in Capital	Deficit	Deficit

Balance, June 1, 2020	200	$–	373,710	37	$8,460	$4,707,529	$(8,893,053)	$(4,177,026)

Common stock issued for conversion of debt	–	–	4,304,842	430	–	2,279,662	–	2,280,092

Net loss for the year ended May 31, 2021	–	–	–	–	–	–	(2,869,184)	(2,869,184)

Balance, May 31, 2021	200	–	4,678,553	468	8,460	6,987,191	(11,762,237)	(4,766,118)

Common stock issued for conversion of debt	–	–	11,511,179	1,153	–	3,226,240	–	3,227,393

Net loss for the year ended May 31, 2022	–	–	–	–	–	–	(4,115,952)	(4,115,952)

Balance, May 31, 2022	200	$–	16,189,732	$1,621	$8,460	$10,213,431	$(15,878,189)	$(5,654,677)

Note: The above statement reflects retroactively the 1 share for 1,000 shares reverse split effective April 21, 2022

The accompanying notes are an integral part of these financial statements

61

THE MARQUIE GROUP, INC.
(formerly Music of Your Life, Inc.)
Consolidated Statements of Cash Flows

	For the Year Ended
	May 31,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(4,115,952)	$(2,869,184)

Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation of music inventory	2,142	3,096
Gain on settlement of debt	(260,032)	–
Expense (income) from derivative liability	526,690	(36,930)
Amortization of debt discounts	361,939	473,080
Loss on conversion of notes payable and accrued interest	2,941,708	1,445,042
Default interest added to notes principal balance	103,190	–
Changes in operating assets and liabilities:
Accounts payable	10,311	(12,361)
Accrued interest payable on notes payable	144,469	175,392
Accrued consulting fees	93,250	218,367

Net Cash Used by Operating Activities	(192,285)	(603,498)

CASH FLOWS FROM INVESTING ACTIVITIES:

Music inventory	–	(183)

Net Cash Used by Investing Activities	–	(183)

CASH FLOWS FROM FINANCING ACTIVITIES:

Bank overdraft	(1,140)	1,140
Proceeds from notes payable	380,050	864,820
Repayments of notes payable	(200,500)	(233,021)
Repayments of notes payable to related parties	(27,272)	(59,300)
Net proceeds from notes payable to related parties	41,500	25,300

Net Cash Provided by Financing Activities	192,638	598,939

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	353	(4,742)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	–	4,742

CASH AND CASH EQUIVALENTS, END OF PERIOD	$353	$–

SUPPLEMENTAL CASH FLOW INFORMATION

Cash Payments For:
Interest	$–	$–
Income taxes	$–	$–

Non-cash investing and financing activities:
Initial derivative liability charged to debt discounts	$283,596	$555,000
Conversion of debt and accrued interest into common stock	$285,686	$835,050

The accompanying notes are an integral part of these financial statements

62

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2022

NOTE 1 - ORGANIZATION

Music of Your Life, Inc. (the “Company”) was incorporated under the laws of the State of Florida on January 30, 2008 under the name of “Zhong Sen International Tea Company”. From January 2008 to May 2013, the Company operated with the principal business objective of providing sales and marketing consulting services to small to medium sized Chinese tea producing companies who wished to export and distribute high quality Chinese tea products worldwide. On May 31, 2013 (the “Closing Date”), the Company entered into a Merger Agreement (the “Merger Agreement”) by and among the Company, Music of Your Life, Inc., a Nevada corporation (“MYL Nevada”) incorporated October 10, 2012, and Music of Your Life Merger Sub, Inc., a Utah corporation ("Merger Sub"), pursuant to which MYL Nevada merged with Merger Sub. As a result of the merger, MYL Nevada became a wholly-owned subsidiary of the Company, and on July 26, 2013, the Company changed its name to Music of Your Life, Inc., and operated a nationwide syndicated radio network. On May 20, 2014 the Company acquired 100% of the outstanding stock of iRadio, Inc., a Utah corporation. The Company was the surviving corporation. iRadio was an entity related to the Company by common ownership.

Reverse Stock Split

Effective April 21, 2022, the Company effectuated a 1 share for 1,000 shares reverse stock split which reduced the issued and outstanding shares of common stock from 16,189,731,657 shares to 16,189,732 shares. The accompanying financial statements have been retroactively adjusted to reflect this reverse stock split.

Acquisition of The Marquie Group, Inc.

On August 16, 2018 (see Note 10), the Company merged with The Marquie Group, Inc. (“TMG”) in exchange for the issuance of a total of 100 shares of our common stock to TMG’s stockholders. Following the merger, the Company had 102 shares of common stock issued and outstanding. On December 5, 2018, the Company amended and restated its Articles of Incorporation providing for a change in the Company’s name from “Music of Your Life, Inc.” to “The Marquie Group, Inc.” The TMG business plan is to advertise a direct-to-consumer, health and beauty product line called “Whim” that use innovative formulations of plant-based, amino-acids and other natural alternatives to chemical ingredients.

Acquisition of Global Nutrition Experience, Inc.

On November 21, 2019 (see Note 10), the Company merged with Global Nutrition Experience, Inc. (“GNE”) in exchange for the issuance of a total of 193,000 shares of our common stock to GNE’s stockholder. The GNE business plan is to license intellectual property from, and to third parties.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements. The following policies are considered to be significant:

a.       Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the Company and its wholly owned subsidiary. All inter-company accounts and transactions have been eliminated.

b.       Accounting Method

The Company recognizes income and expenses based on the accrual method of accounting. The Company has elected a May 31 year-end.

63

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2022

c.       Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d.       Cash and Cash Equivalents

Cash equivalents are generally comprised of certain highly liquid investments with original maturities of less than three months.

e.       Basic and Fully Diluted Net Loss per Share of Common Stock

In accordance with Financial Accounting Standards No. ASC 260, “Earnings per Share,” basic net loss per common share is based on the weighted average number of shares outstanding during the periods presented. Diluted earnings per share is computed using the weighted average number of common shares plus dilutive common share equivalents outstanding during the period. Dilutive instruments (such as convertible notes payable) have not been included in the diluted earnings per share computations as their effect were antidilutive for the periods presented.

f.       Revenue Recognition

The Company adopted ASC 606 requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. Advance customer payments are recorded as deferred revenue until such time as they are recognized. The Company does not offer any cash rebates. Returns or discounts, if any, are netted against gross revenues.

g.       Advertising

Advertising costs, which are expensed as incurred, were $-0- for the years ended May 31, 2022 and 2021.

h.       Income Taxes

Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

64

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2022

At May 31, 2022, the Company had net operating loss carryforwards of approximately $9,842,689, of which $3,340,960 expires in varying amounts through 2038 and $6,521,729 does not expire. No tax benefit has been reported in the financial statements because the potential tax benefits of the net operating loss carryforwards are offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a substantial change in ownership occur, net operating loss carryforwards may be limited as to future use.

Net deferred tax assets consist of the following components as of May 31, 2022 and 2021:

	May 31, 2022	May 31, 2021
Deferred tax assets:
NOL Carryover	$1,262,593	$1,202,614
Valuation allowance	(1,262,593)	(1,202,614)
Net deferred tax asset	$–	$–

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 21% to pretax income (loss) for the years ended May 31, 2022 and 2021 due to the following:

	May 31, 2022	May 31, 2021
Expected tax (benefit) at 21%	$(864,350)	$(602,529)
Non-deductible expense (non-taxable income) from derivative liability	110,605	(7,755)
Non-deductible amortization of debt discounts	76,007	99,347
Non-deductible loss on conversions of notes payable and accrued interest	617,759	303,459
Change in valuation allowance	59,979	207,478
Provision for income taxes	$–	$–

For the periods presented, the Company had no tax positions or unrecognized tax benefits.

The Company includes interest and penalties arising from the underpayment of income taxes in the consolidated statements of operations in the provision for income taxes. For the periods presented, the Company had no such interest or penalties.

65

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2022

i.	Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risks consist of cash and cash equivalents. The Company places cash and cash equivalents at well-known quality financial institutions. Cash and cash equivalents at banks are insured by the Federal Deposit Insurance Corporation for up to $250,000. The Company did not have any cash or cash equivalents in excess of this amount at May 31, 2022.

j.       Recent Accounting Pronouncements

We have reviewed accounting pronouncements issued and have adopted any that are applicable to the Company. We have determined that none had a material impact on our financial position, results of operations, or cash flows for the years ended May 31, 2022 and 2021.

Certain other accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and therefore have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

NOTE 3 - FINANCIAL INSTRUMENTS

The Company has adopted FASB ASC 820-10-50, “Fair Value Measurements.” This guidance defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

The carrying amounts reported in the balance sheets for the cash and cash equivalents, receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

66

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2022

NOTE 4 - LOANS RECEIVABLE – RELATED PARTY

During the year ended May 31, 2013, the Company loaned $174,950 to the Company’s current chief executive in anticipation of the merger agreement described in Note 1. The loans were non-interest bearing and due on demand. Effective May 31, 2015, the Company agreed to waive collection of $100,000 of the remaining $115,950 loans receivable balance in exchange for the chief executive officer’s agreement to waive payment of the $100,000 accrued consulting fees balance due him at May 31, 2015. Effective May 31, 2020, the Company agreed to waive collection of $15,950 of the remaining loans receivable balance in exchange for the chief executive officer’s agreement to waive payment of $15,950 accrued consulting fees balance due him at May 31, 2020 (see Note 11). As of May 31, 2022 and 2021, the balance due on this loan was $-0-.

NOTE 5 - MUSIC INVENTORY

Music inventory consisted of the following:

	May 31, 2022	May 31, 2021
Digital music acquired for use in operations – at cost	$21,648	$21,648
Accumulated depreciation	(19,481)	(17,339)
Music inventory – net	$2,167	$4,309

The Company purchases digital music to broadcast over the radio and internet. During the year ended May 31, 2022, the Company purchased $-0- worth of music inventory. For the years ended May 31, 2022 and 2021, depreciation on music inventory was $2,142 and $3,096, respectively.

NOTE 6 – ACCRUED CONSULTING FEES

Accrued consulting fees consisted of the following:

	May 31, 2022	May 31, 2021
Due to Company Chief Executive Officer pursuant to Consulting Agreement dated March 1, 2017 – monthly compensation of $10,000	$253,817	$138,817
Due to wife of Company Chief Executive Officer pursuant to consulting agreement effective August 16, 2018 – monthly compensation of $15,000	318,100	318,100
Due to mother of Company Chief Executive Officer pursuant to Consulting Agreement dated September 1, 2015 (which was terminated November 30, 2019) – monthly compensation of $5,000 to November 30, 2019	131,350	131,350
Due to service provider pursuant to Consulting Agreement dated September 1, 2015 (which was terminated February 28, 2019) – monthly compensation of $5,000 to February 28, 2019	144,700	144,700
Due to service provider pursuant to Consulting Agreement dated September 1, 2015 (which was terminated November 30, 2019) – monthly compensation of $1,000 to November 30, 2019	48,000	48,000
Due to two other service providers	30,250	52,000
Total	$926,217	$832,967

67

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2022

The accrued consulting fees balance changed as follows:

	Year Ended
	May 31, 2022	May 31, 2021
Balance, beginning of period	$832,967	$614,600
Compensation expense accrued pursuant to consulting agreements	120,000	300,000
Payments to consultants	(26,750)	(81,633)
Balance, end of period	$926,217	$832,967

See Note 11 (Commitments and Contingencies)

NOTE 7 - NOTES PAYABLE

Notes payable consisted of the following:

	May 31, 2022	May 31, 2021
Notes payable to entities, non-interest bearing, due on demand, unsecured	$39,300	$7,500
Note payable to an individual, due on May 22, 2015, in default (B)	25,000	25,000
Note payable to an entity, non-interest bearing, due on February 1, 2016, in default (D)	50,000	50,000
Note payable to a family trust, stated interest of $2,500, due on October 31, 2015, in default (E)	7,000	7,000
Note payable to a corporation, stated interest of $5,000, due on October 21, 2015, in default (G)	50,000	50,000
Note payable to a corporation, stated interest of $5,000, due on November 6, 2015, in default (H)	50,000	50,000
Note payable to an individual, due on December 20, 2015, in default, 24% default rate from January 20, 2016 (I)	25,000	25,000
Convertible note payable to an entity, interest at 12%, due on December 29, 2016, in default (M)	40,000	40,000
Note payable to a family trust, interest at 10%, due on November 30, 2016, in default (P)	25,000	25,000
Convertible note payable to an individual, interest at 10%, due on demand (V)	46,890	46,890
Convertible note payable to an individual, interest at 8%, due on demand (W)	29,000	29,000
Convertible note payable to an individual, interest at 8%, due on demand (X)	21,500	21,500
Convertible note payable to an entity, interest at 10%, due on demand (Y)	8,100	8,600
Convertible note payable to an entity, interest at 10%, due on January 11, 2019, 15% default rate from January 11, 2019 (AA)	–	23,167
Convertible note payable to an entity, interest at 10%, due on demand (CC)	50,000	50,000
Convertible note payable to an entity, interest at 10%, due on March 5, 2019, in default (DD)	35,000	35,000

68

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2022

Convertible note payable to an entity, interest at 10%, due on April 4, 2019, in default (EE)	–	37,500
Convertible note payable to an entity, interest at 10%, due on September 18, 2019, (FF)	–	22,500
Convertible note payable to an entity, interest at 10%, due on September 18, 2019, in default (GG)	8,505	8,505
Convertible note payable to an entity, interest at 10%, due on September 19, 2019, (HH)	–	175,720
Convertible note payable to an entity, interest at 10%, due on November 13, 2019, (JJ)	–	56,055
Convertible note payable to an entity, interest at 10%, due on November 15, 2019, (KK)	–	20,000
Convertible note payable to an entity, interest at 10%, due on November 30, 2019, (LL)	–	5,000
Convertible note payable to an entity, interest at 10%, due on December 6, 2019, (MM)	–	3,000
Convertible note payable to an entity, interest at 10%, due on December 11, 2019, (NN)	–	10,000
Convertible note payable to an entity, interest at 12%, due on March 10, 2020, 24% default rate from March 10, 2020 (OO)	–	58,750
Convertible note payable to an entity, interest at 10%, due on September 12, 2020 (PP)	–	12,500
Convertible note payable to an entity, interest at 12%, due on November 30, 2021, in default – net of discount of $-0- and $85,233, respectively (SS)	154,764	84,767
Convertible note payable to an entity, interest at 12%, due on December 30, 2021 (TT)	–	50,000
Convertible note payable to an entity, interest at 12%, due on April 15, 2022 (UU)	–	55,000
Convertible note payable to an entity, interest at 10%, due on June 4, 2022, net of discount of $2,615 and $-0-, respectively (VV)	167,597	–
Convertible note payable to an entity, interest at 8%, due on August 27, 2022, net of discount of $4,274 and $-0-, respectively (WW)	9,726	–
Convertible note payable to an entity, interest at 12%, due on December 21, 2022 (YY)	58,250	–
Convertible note payable to an entity, interest at 12%, due on February 8, 2023 (ZZ)	245,000	–
Note payable to the Small Business Administration under the Payroll Protection Program, interest at 1%, due in installments through May 4, 2022, forgivable in part or whole subject to certain requirements.	170,000	170,000
Notes payable to individuals, non-interest bearing, due on demand	103,476	103,476
Total Notes Payable	1,419,108	1,366,430
Less: Current Portion	(1,419,108)	(1,366,430)
Long-Term Notes Payable	$–	$–

69

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2022

(B) On April 22, 2015, the Company issued a $25,000 Promissory Note, non-interest bearing (interest at 24% per annum after May 22, 2015), due at maturity on May 22, 2015.

(D) On July 24, 2015, the Company issued a $50,000 Promissory Note to Kodiak Capital Group, LLC (“Kodiak”) for services rendered in association with an Equity Purchase Agreement. As amended and restated January 4, 2016, the note is non-interest bearing and was due on February 1, 2016.

(E) On July 31, 2015, the Company issued a $25,000 Promissory Note with a stated interest amount of $2,500 due at maturity on October 31, 2015.

(G) On August 6, 2015, the Company issued a $50,000 Promissory Note with a stated interest amount of $5,000 due at maturity on October 21, 2015.

(H) On August 21, 2015, the Company issued a $50,000 Promissory Note with a stated interest amount of $5,000 due at maturity on November 6, 2015.

(I) On September 21, 2015, the Company issued a $25,000 Promissory Note with a stated interest amount of $2,500 due at maturity on December 20, 2015. In the event that all principal and interest are not paid to the lender by January 20, 2016, interest is to accrue at a rate of 24% per annum commencing on January 21, 2016.

(M) On December 29, 2015, the Company issued a $20,000 Convertible Promissory Note to a lender for net loan proceeds of $15,000. The note bears interest at a rate of 12% per annum, was due on December 29, 2016, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest closing bid price during the 30 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(P) On June 3, 2016, the Company issued a $25,000 Promissory Note. The note bears interest at a rate of 10% per annum and was due on November 30, 2016.

(V) On May 3, 2017, the Company issued a $72,750 Convertible Promissory Note to a lender as a replacement for the principal and interest due on a promissory note due on October 14, 2014. The note bears interest at a rate of 10% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to $0.1293 per share.

(W) On April 5, 2017, the Company issued a $35,000 Convertible Promissory Note to a lender as a replacement for the principal and interest due on a promissory note due on August 23, 2015. The note bears interest at a rate of 8% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 40% of the lowest Trading Price during the 5 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(X) On April 5, 2017, the Company issued a $27,500 Convertible Promissory Note to a lender as a replacement for the principal and interest due on a promissory note due on October 31, 2015. The note bears interest at a rate of 8% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 40% of the lowest Trading Price during the 5 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

70

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2022

(Y) On March 1, 2017, the Company issued a $8,600 Convertible Promissory Note to a vendor of the Company to convert certain accounts payable due to the vendor. The note bears interest at a rate of 10% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the higher of $0.04 per share or 60% of the lowest Trading Price during the 5 Trading Day period prior to the Conversion Date.

(AA) On January 11, 2018, the Company issued a $500,000 Convertible Promissory Note to a lender. During the quarter ended February 28, 2018, the Company borrowed $88,000 (of the $500,000), and received net loan proceeds of $75,000. The note bears interest at a rate of 10% per annum (15% per annum default rate) and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 15 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability). The maturity date for each tranche funded is twelve months from the effective date of each payment.

(CC) On December 1, 2017, the Company issued a $50,000 Convertible Promissory Note to a vendor in settlement of certain accrued consulting fees of $50,000. The note bears interest at a rate of 10% per annum, is due on demand, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 60% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(DD) On March 5, 2018, the Company issued a $35,000 Convertible Promissory Note to a lender for net loan proceeds of $33,000. The note bears interest at a rate of 10% per annum, was due on March 5, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(EE) On April 4, 2018, the Company issued a $37,500 Convertible Promissory Note (Tranche 2 of (AA) above) to a lender for net loan proceeds of $35,500. The note bears interest at a rate of 10% per annum, was due on April 4, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(FF) On September 18, 2018, the Company issued a $22,500 Convertible Promissory Note (Tranche 3 of (AA) above) to a lender for net loan proceeds of $17,500. The note bears interest at a rate of 10% per annum, was due on September 18, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(GG) On September 18, 2018, the Company issued a $18,000 Convertible Promissory Note to a lender for net loan proceeds of $14,000. The note bears interest at a rate of 10% per annum, was due on September 18, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(HH) On December 19, 2018, the Company issued a $200,000 Convertible Promissory Note to a lender for net loan proceeds of $169,000. The note bears interest at a rate of 10% per annum, was due on September 19, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the lesser of (i) the lowest Trading Price during the 25 Trading Day period prior to December 19, 2018 or (ii) 50% of the lowest Trading Price during the 25 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

71

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2022

(JJ) On February 13, 2019, the Company issued a $75,000 Convertible Promissory Note to a lender for net loan proceeds of $67,500. The note bears interest at a rate of 10% per annum, was due on November 13, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(KK) On November 15, 2018, the Company issued a $20,000 Convertible Promissory Note (Tranche 4 of (AA) above) to a lender for net loan proceeds of $20,000. The note bears interest at a rate of 10% per annum, was due on November 15, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(LL) On November 30, 2018, the Company issued a $5,000 Convertible Promissory Note (Tranche 5 of (AA) above) to a lender for net loan proceeds of $5,000. The note bears interest at a rate of 10% per annum, was due on November 30, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(MM) On December 6, 2018, the Company issued a $3,000 Convertible Promissory Note (Tranche 6 of (AA) above) to a lender for net loan proceeds of $3,000. The note bears interest at a rate of 10% per annum, was due on December 6, 2019, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(NN) On December 11, 2018, the Company issued a $10,000 Convertible Promissory Note (Tranche 7 of (AA) above) to a lender for net loan proceeds of $10,000. The note bears interest at a rate of 10% per annum, was due on December 11, 2019, and was convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(OO) On June 10, 2019, the Company issued a $58,750 Convertible Promissory Note to a lender for net loan proceeds of $50,000. The note bears interest at a rate of 12% per annum (24% per annum default rate), was due on March 10, 2020, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 25 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(PP) On September 5, 2019, the Company issued a $12,500 Convertible Promissory Note to a lender for net loan proceeds of $10,000. The note bears interest at a rate of 10% per annum, was due on September 5, 2020, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 50% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date. See Note 9 (Derivative Liability).

(SS) On November 30, 2020, the Company issued a $170,000 Convertible Promissory Note to a lender which paid off some of the accrued interest for the note described in (RR) above. The Company received net proceeds of $32,500. The note bears interest at a rate of 12% per annum, is due on November 30, 2021, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the lesser of (1) 105% of the closing bid price of the Common Stock on the Issue Date, or (2) the closing bid price of the Common Stock on the Trading Day immediately preceding the date of the conversion. See Note 7 (Derivative Liability).

(TT) On December 30, 2020, the Company issued a $50,000 Promissory Note. The note bears interest at a rate of 12% per annum and is due on December 30, 2021.

(UU) On April 15, 2021, the Company issued a $55,000 Convertible Promissory Note to a lender for net loan proceeds of $45,000. The note bears interest at a rate of 12% per annum, is due on April 15, 2022, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the higher of (1) $0.90, or (2) the par value of the Common Stock.

72

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2022

(VV) On June 4, 2021, the Company issued a $238,596 Convertible Promissory Note to a lender which paid off the principal and accrued interest for the notes described in (EE), (FF), (KK), (LL), (MM), (NN) and (PP) above. The note bears interest at a rate of 10% per annum, is due on June 4, 2022, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the lesser of (1) $0.04, or (2) 50% of the lowest trading price of the common stock for the previous 15 day trading period. See Note 7 (Derivative Liability).

(WW) On August 27, 2021, the Company issued a $14,000 Convertible Promissory Note to a lender for net loan proceeds of $10,000. The note bears interest at a rate of 8% per annum, is due on August 27, 2022, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to 65% of the lowest trading price in the 10 Trading Day period prior to the Conversion Date. See Note 7 (Derivative Liability).

(YY) On December 21, 2021, the Company issued a $58,250 Convertible Promissory Note to a lender for net loan proceeds of $49,925. The note bears interest at a rate of 12% per annum, is due on December 21, 2022, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the higher of (1) $0.10, or (2) the par value of the Common Stock.

(ZZ) On February 8, 2022, the Company issued a $245,000 Convertible Promissory Note to a lender for net loan proceeds of $218,000. The note bears interest at a rate of 12% per annum, is due on February 8, 2023, and is convertible at the option of the lender into shares of the Company common stock at a Conversion Price equal to the higher of (1) $0.10, or (2) the par value of the Common Stock.

Concentration of Notes Payable:

The principal balance of the notes payable was due to:

	May 31, 2022	May 31, 2021

Lender A	$–	$23,167
Lender B	–	284,470
Lender C	458,014	225,000
Lender D	170,212	110,500
14 other lenders	797,771	808,526

Total	1,425,997	1,451,663

Less debt discounts	(6,889)	(85,233)

Net	$1,419,108	$1,366,430

73

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2022

NOTE 8 – NOTES PAYABLE – RELATED PARTIES

Notes payable – related parties consisted of the following:

	May 31, 2022	May 31, 2021
Note payable to Company law firm (and owner of 2,500 shares of common stock since August 16, 2018), non-interest bearing, due on demand, unsecured	$2,073	$2,073
Notes payable to The OZ Corporation (owner of 2,500 shares of common stock since August 16, 2018), non-interest bearing, due on demand, unsecured	69,250	69,250
Notes payable to the Chief Executive Officer, non-interest bearing, due on demand, unsecured	14,228	–
Convertible note payable to John D. Thomas P.C. (Company law firm and owner of 25,000 shares of common stock since August 16, 2018), interest at 10%, due on demand, convertible at the option of the lender into shares of Company common stock at a Conversion Price equal to 60% of the lowest Trading Price during the 20 Trading Day period prior to the Conversion Date (BB) See Note 9 (Derivative Liability)	50,000	50,000
Total Notes Payable	135,551	121,323
Less: Current Portion	(135,551)	(121,323)
Long-Term Notes Payable	$–	$–

74

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2022

NOTE 9 - DERIVATIVE LIABILITY

The derivative liability at May 31, 2022 and 2021 consisted of:

	May 31, 2022		May 31, 2021
	Face Value	Derivative Liability	Face Value	Derivative Liability
Convertible note payable issued December 29, 2015, due December 29, 2016 (M)	$40,000	$40,000	$40,000	$48,000
Convertible note payable issued April 5, 2017, due on demand (W)	29,000	43,500	29,000	58,000
Convertible note payable issued April 5, 2017, due on demand (X)	21,500	32,250	21,500	43,000
Convertible note payable issued January 11, 2018 (AA)	–	–	23,167	27,800
Convertible note payable issued December 1, 2017, due on demand (BB)	50,000	33,333	50,000	50,000
Convertible note payable issued December 1, 2017, due on demand (CC)	50,000	33,333	50,000	50,000
Convertible note payable issued March 5, 2018, due on March 5, 2019 (DD)	35,000	35,000	35,000	42,000
Convertible note payable issued April 4, 2018, due on April 4, 2019 (EE)	–	–	37,500	45,000
Convertible note payable issued September 18, 2018, due on September 18, 2019 (FF)	–	–	22,500	27,000
Convertible note payable issued September 18, 2018, due on September 18, 2019 (GG)	8,506	8,506	8,506	10,208
Convertible note payable issued December 19, 2018, due on September 19, 2019 (HH)	–	–	200,000	223,384
Convertible note payable issued February 4, 2019, due on August 4, 2019 (II)	–	–	170,000	151,009
Convertible note payable issued February 13, 2019, due on November 13, 2019 (JJ)	–	–	75,000	80,314
Convertible note payable issued November 15, 2018, due on November 15, 2019 (KK)	–	–	20,000	24,000
Convertible note payable issued November 30, 2018, due on November 30, 2019 (LL)	–	–	5,000	6,000
Convertible note payable issued December 6, 2018, due on December 6, 2019 (MM)	–	–	3,000	3,600
Convertible note payable issued December 11, 2018, due on December 11, 2019 (NN)	–	–	10,000	12,000
Convertible note payable issued June 10, 2019, due on March 10, 2020 (OO)	–	–	58,750	70,500
Convertible note payable issued September 5, 2019, due on September 5, 2020 (PP)	–	–	12,500	15,000
Convertible note payable issued November 30, 2020, due on November 30, 2021 (SS)	154,764	1,392,875	170,000	1,020,000
Convertible note payable issued June 4, 2021, due on June 4, 2022 (VV)	170,212	1,176,766	–	–
Convertible note payable issued August 27, 2021, due on August 27, 2022 (WW)	14,000	21,538	–	–
Totals	$572,982	$2,817,101	$1,041,423	$2,006,815

75

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2022

The above convertible notes contain a variable conversion feature based on the future trading price of the Company common stock. Therefore, the number of shares of common stock issuable upon conversion of the notes is indeterminate. Accordingly, we have recorded the fair value of the embedded conversion features as a derivative liability at the respective issuance dates of the notes and charged the applicable amounts to debt discounts and the remainder to other expense. The increase (decrease) in the fair value of the derivative liability from the respective issuance dates of the notes to the measurement dates is charged (credited) to other expense (income). The fair value of the derivative liability of the notes is measured at the respective issuance dates and quarterly thereafter using the Black Scholes option pricing model.

Assumptions used for the calculations of the derivative liability of the notes at May 31, 2022 include (1) stock price of $0.001 per share, (2) exercise prices ranging from $0.0004 to $0.00065 per share, (3) terms ranging from 0 days to 88 days, (4) expected volatility of 1,986% and (5) risk free interest rates ranging from 0.73% to 1.16%.

Assumptions used for the calculations of the derivative liability of the notes at May 31, 2021 include (1) stock price of $0.0006 per share, (2) exercise prices ranging from $0.0001 to $0.0005 per share, (3) terms ranging from 0 days to 183 days, (4) expected volatility of 996% and (5) risk free interest rates ranging from 0.01% to 0.03%.

Concentration of Derivative Liability:

The derivative liability relates to convertible notes payable due to:

	May 31, 2022	May 31, 2021

Lender A	$–	$27,801
Lender B	–	293,884
Lender C	1,392,874	1,171,009
Lender D	–	80,316
Lender E	1,176,765	82,600
Lender F	65,044
6 other lenders	182,418	351,205

Total	$2,817,101	$2,006,815

76

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2022

NOTE 10 - EQUITY TRANSACTIONS

On October 3, 2016, the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock from 500,000,000 to 2,000,000,000 shares and to change the par value of both the common stock and preferred stock from $0.001 per share to $0.0001 per share.

On November 9, 2016, the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock from 2,000,000,000 to 10,000,000,000 shares and to amend the voting rights for the Series A Preferred Stock. As amended, each share of Series A Preferred Stock shall have voting rights equal to four times the sum of (a) all shares of Common Stock issued and outstanding at the time of voting; plus (b) the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting; divided by (c) the number of shares of Series A Preferred Stock issued and outstanding at the time of voting. The Series A Preferred Stock has no conversion, liquidation, or dividend rights.

On August 16, 2018, the Company entered into a Merger Agreement by and among the Company, and The Marquie Group, Inc., a Utah Corporation (“TMG”), pursuant to which the Company merged with TMG. The Company is the surviving corporation. Each shareholder of TMG received one (1) share of common stock of the Company for every one (1) share of TMG common stock held as of August 16, 2018. In accordance with the terms of the merger agreement, all of the shares of TMG held by TMG shareholders were cancelled, and 100 shares of common stock of the Company were issued to the TMG shareholders.

TMG was incorporated on August 3, 2018. The merger provides the Company with certain registered trademarks and intellectual property of TMG with respect to health, beauty, and social networking products. The three stockholders of TMG prior to the merger who received the 100 shares are (1) Marc Angell (CEO of the Company) and Jacquie Angell (50 shares), (2) The OZ Corporation (holder of $103,250 of Company notes payable at May 31, 2020 and 2019 (25 shares), and (3) John Thomas P.C. (Company law firm and holder of $52,073 of Company notes payable at May 31, 2020 and 2019 (25 shares). 2Pursuant to ASC 805-50-30-5 relating to transactions between entities under common control, the intellectual property of TMG (and the issuance of the 100 shares of common stock) was recorded at $-0-, the historical cost of the property to TMGI.

During the year ended May 31, 2020, the Company issued an aggregate of 62,458 shares of common stock for the conversion of notes payable and accrued interest in the aggregate amount of $78,315. We incurred a loss on the conversion of notes payable and accrued interest of $159,802, which represents the excess of the $238,117 fair value of the 62,458 shares at the dates of conversion over the $78,315 amount of debt satisfied.

On August 28, 2019, the Securities and Exchange Commission (the “SEC”) issued a Notice of Qualification regarding a Form 1-A filed by the Company in connection with the Company’s offering of up to 1,333,333 shares of common stock at a price of $7.50 per share or a total offering of $10,000,000. On December 26, 2019, the Company amended its Form 1-A Offering Circular to reduce the offering price from $7.50 per share to $3.50 per share. On February 25,2020, the Company amended its Form 1-A Offering Circular to reduce the offering price to $0.70 per share. As part of this offering, during the year ended May 31, 2020, the Company issued an aggregate of 117,867 shares of common stock for cash in the amount of $320,400. The end date of the offering was August 28, 2020.

On November 21, 2019, the Company merged with Global Nutrition Experience, Inc. (“GNE”) in exchange for the issuance of a total of 160,000 shares of our common stock to GNE’s stockholders. Following the merger, the Company had 161,062 shares of common stock issued and outstanding. GNE was incorporated on November 21, 2019. The stockholder of GNE prior to the merger who received the 160,000 shares was the Angell Family Trust. Pursuant to ASC 805-50-30-5 relating to transactions between entities under common control, the intellectual property of GNE (and the issuance of the 160,000 shares of common stock) were recorded at $-0-, the historical cost of the property to GNE. During the three months ended February 29, 2020, the Company issued an additional 33,000 shares of common stock as part of the merger.

77

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2022

During the year ended May 31, 2021, the Company issued an aggregate of 4,304,842 shares of common stock for the conversion of notes payable and accrued interest in the aggregate amount of $835,050. We incurred a loss on the conversion of notes payable and accrued interest of $1,445,042, which represents the excess of the $2,280,092 fair value of the 4,304,842 shares at the dates of conversion over the $835,050 amount of debt satisfied.

Effective April 21, 2022, the Company effectuated a 1 for 1,000 reverse split of the Company’s Common Stock (“Reverse Split”), meaning that each 1,000 shares of Common Stock is consolidated into 1 share of Common Stock following the reverse split, provided however, that fractional shares would be rounded up to the nearest whole share. Following the Reverse Split, the Company had 16,189,732 common shares issued and outstanding. The accompanying financial statements have been retroactively adjusted to reflect this reverse stock split.

During the year ended May 31, 2022, the Company issued an aggregate of 11,511,179 shares of common stock for the conversion of notes payable and accrued interest in the aggregate amount of $285,683. We incurred a loss on the conversion of notes payable and accrued interest of $2,941,708, which represents the excess of the $3,227,391 fair value of the 11,511,179 shares at the dates of conversion over the $835,050 amount of debt satisfied.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Consulting Agreements with Individuals

The Company has entered into Consulting Agreements with the Company’s Chief Executive Officer, the wife of the Company’s Chief Executive Officer, the mother of the Company’s Chief Executive Officer, and other service providers (see Note 6 – Accrued Consulting Fees). The Consulting Agreement with the Company’s Chief Executive Officer provides for monthly compensation of $10,000. The Consulting Agreement with the wife of the Company’s Chief Executive Officer provided for monthly compensation of $15,000 and expired on May 31, 2021. The Consulting Agreement with the mother of the Company’s Chief Executive Officer provides for monthly compensation of $5,000 and was terminated as of November 30, 2019. The other 3 consulting agreements provided for monthly compensation totaling $6,500 and were terminated as of November 30, 2019.

Corporate Consulting Agreement

On March 14, 2018, the Company executed a Corporate Consulting Agreement (the “Agreement”) with a consulting firm entity (the “Consultant”). The Agreement provided for the Consultant to perform certain investor relations and other services for the Company. The term of the Agreement was 4 months but the Agreement provided that the Company could terminate the Agreement for any reason at any time upon 5 days written prior notice. The Agreement provided for 8 payments of cash fees totaling $240,000 to be paid to the Consultant over 4 months. On April 1, 2018, the Company notified the Consultant that the Agreement was terminated. A total of $25,000 was paid to the Consultant in March 2018 which was expensed and included in “Salaries and Consulting Fees” in the Consolidated Statement of Operations for the year ended May 31, 2018. No other amounts were accrued at May 31, 2022 and 2021. On October 16, 2018 (see Note 10), the Company issued 5,000 shares of its common stock to the Consultant. On October 26, 2018, the Consultant advised the Company that it had not been notified that the Agreement was terminated on April 1, 2018 and that the Company is in default of the Agreement.

78

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2022

Consulting Agreement with New Jersey Entity

On December 5, 2019 and January 13, 2020, the Company paid $50,000 and $50,000, respectively to a consulting firm entity (the “Consultant”) pursuant to Consulting Agreements dated December 4, 2019 and January 11, 2020. The Consulting Agreements provided for the Consultant to perform certain strategic planning, business development, and investor relations services for the Company for total compensation of $100,000 cash (which was expensed and included in “Other Selling, General and Administrative Expenses” in the Consolidated Statement of Operations for the three months ended February 29, 2020. The terms of the Consulting Agreements were for 90 days each.

NOTE 12 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. At May 31, 2022, the Company had negative working capital of $5,667,209 and an accumulated deficit of $15,878,189. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

To date the Company has funded its operations through a combination of loans and sales of common stock. The Company anticipates another net loss for the fiscal year ended May 31, 2023 and with the expected cash requirements for the coming year, there is substantial doubt as to the Company’s ability to continue operations.

The Company is attempting to improve these conditions by way of financial assistance through issuances of additional equity and by generating revenues through sales of products and services.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 13 – SUBSEQUENT EVENTS

On June 10, 2022, the Board of Directors of the Company entered into that certain Note Purchase Agreement (the “Purchase Agreement”) in connection with the issuance of that certain convertible promissory note (the “Purchase Note”) in the face amount of $38,880.00 in exchange for $35,000 in consideration therefor. The Purchase Note matures twelve months from the date of issuance (the “Maturity Date”), and bear interest at the rate of 12% per annum. The Purchase Note may be prepaid until the Maturity Date at (a) 100% multiplied by the Principal Amount then outstanding plus (b) accrued and unpaid interest on the Principal Amount to the Optional Prepayment Date plus (c) $750.00 to reimburse Holder for administrative fees. The Purchase Note, together with all interest as accrued is convertible into shares of the Company’s common stock at a price equal to the lower of $0.00005 or 50% of the lowest trading price for the 10 Trading Days immediately prior to the date of conversion. The Purchase Agreement and the Purchase Note contain representations, warranties, conditions, restrictions, and covenants of the Company that are customary in such transactions with smaller companies.

The Company has evaluated subsequent events from the balance sheet date through the date the financial statements were issued and determined there are no additional events requiring disclosure.

79

PROSPECTUS

THE MARQUIE GROUP, INC.

UP TO 75,000,000 SHARES OF

COMMON STOCK

TO BE SOLD BY A CURRENT SECURITY HOLDER

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the issuer have not changed since the date hereof.

Until January 14, 2023 (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS October 14, 2022

80

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses and Issuance and Distribution

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$43.80
Legal fees and expenses	15,000.00
Accounting fees and expenses	5,000.00
Miscellaneous	1,000.00
Total expenses	$21,050.00

Item 14. Indemnification of Directors and Officers

Pursuant to our charter and under the Florida Business Corporation Act, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividend payments or stock redemptions under Florida law or any transaction from which a director has derived an improper personal benefit. Our charter provides that we are authorized to provide indemnification of (and advancement of expenses) to directors, officers, employees and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through by-law provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permitted by applicable law.

The Company has previously entered into indemnification agreements with each of its current directors and officers. The indemnification agreement indemnifies the indemnitee to the fullest extent permitted by law, including against third-party claims and claims by or in right of the Company or any subsidiary or majority-owned partnership of the Company by reason of that person (including the advancement of expenses subject to certain conditions) (a) being a director, officer employee or agent of the Company, or of any subsidiary or majority-owned partnership of the Company or (b) serving at the request of the Company as a director, officer, employee or agent of another entity. If appropriate, the Company is entitled to assume the defense of the claim with counsel selected by the Company and approved by the indemnitee (which approval may not be unreasonably withheld). Separate counsel employed by the indemnitee will be at his or her own expense unless (1) the employment of separate counsel has been previously authorized by the Company, (2) the indemnitee reasonably concludes there may be a conflict of interest, or (3) the Company has not, in fact, employed counsel to assume the defense of such claim.

Item 15. Recent Sales of Unregistered Securities

On June 19, 2018, the Financial Industry Regulatory Authority (“FINRA”) approved a 1 for 4,000 reverse split of the Company’s Common Stock (“Reverse Split”), meaning that each 4,000 shares of Common Stock is consolidated into 1 share of Common Stock following the reverse split, provided however, that fractional shares would be rounded up to the nearest whole share. Following the Reverse Split, the Company had 910,610 common shares issued and outstanding. Effective September 4, 2019, the Company effectuated a 1 for 400 reverse split of the Company’s common stock.

81

THE MARQUIE GROUP, INC.

(formerly Music of Your Life, Inc.)

Notes to the Consolidated Financial Statements

May 31, 2022

On August 16, 2018 (the “Closing Date”), Music of Your Life, Inc. (the “Company”) entered into a Merger Agreement (the “Merger Agreement”) by and among the Company, and The Marquie Group, Inc., a Utah corporation ("TMG"), pursuant to which the Company merged with TMG. The Company was the surviving corporation. Each shareholder of TMG received one (1) share of common stock of the Company for every one (1) share of TMG common stock held as of August 16, 2018. In accordance with the terms of the merger agreement, all of the shares of TMG held by TMG shareholders were cancelled, and 100,000 shares of common stock (as adjusted for the September 4, 2019 1 share for 400 shares stock split) of the Company were issued to the TMG shareholders. A majority of these shares, 50,000 shares of common stock of the Company were issued to Marc and Jacquie Angell, affiliates of the Company. This is considered a related party transaction. The TMG merger will provide the Company with access to certain registered trademarks and intellectual property with respect to health, beauty and social networking products.

On September 20, 2022, the Company entered into a Share Purchase Agreement (the “SPA”) to acquire 25% of the outstanding shares of SIMPLY WHIM, INC., a Wyoming corporation (hereafter, “SIMPLY WHIM”), in exchange for 666,666,668 shares of common stock (the “SIMPLYWHIM Common Stock”) of the Company and a promissory note in the face amount of Two Million dollars ($2,000,000) (such transaction is hereafter referred to as the “Exchange”). SIMPLY WHIM is a skin care product development company. As a result of the Exchange, all of the SIMPLYWHIM Common Stock was issued to Jacquie Angell, the spouse of the Company’s CEO Marc Angell. This is considered a related party transaction.

On September 26, 2022, The Marquie Group, Inc., a Florida corporation (the “Company”) entered into Exchange Agreements (collectively, the “Exchange Agreements”) pursuant to Section 3(a)(9) of the Securities Act of 1933 with existing noteholders (collectively, the “Noteholders”) of the Company and in respect to certain outstanding notes of the Company in the aggregate principal and interest amount of $160,340 (each an “Exchange Note”, collectively, the “Exchange Notes”). Pursuant to the Exchange Agreements, and in full settlement and exchange for the prior notes held by the Noteholders, the Company issued to each of the Noteholders a replacement Exchange Note in the exact principal amount of the Noteholders prior note, bearing interest at 12%, each convertible into shares of the Company’s common stock at $0.002 per share. Also on September 26, 2022, the Company issued an aggregate of 80,170,000 unrestricted shares of the Company’s common stock in conversion of the Exchange Notes in their entirety (the “Exchange Note Conversions”).

With respect to the transactions noted above. Each of the recipients of securities of the Company was an accredited investor, or is considered by the Company to be a “sophisticated person”, inasmuch as each of them has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of receiving securities of the Company. No solicitation was made and no underwriting discounts were given or paid in connection with these transactions. The Company believes that the issuance of its securities as described above was exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933.

82

Item. 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation filed on April 6, 2021.
3.2	Amended and Restated Bylaws of The Marquie Group, Inc.
5.1	Opinion of John D. Thomas, P.C.
10.1	Standby Equity Commitment Agreement between the Registrant and MacRab, LLC, dated October 12, 2022 (including exhibits).
10.2	Registration Rights Agreement between the Registrant and MacRab, LLC, dated October 12, 2022 (including exhibits).
10.3	Warrant issued to MacRab, LLC, dated October 12, 2022 (including exhibits).
10.4	Securities Purchase Agreement between the Registrant and QuickCap Capital, LLC, dated June 10, 2022 (including exhibits).
10.5	Registration Rights Agreement between the Registrant and QuickCap Capital, LLC, dated June 10, 2022 (including exhibits).
10.6	Warrant issued to QuickCap Capital, LLC, dated June 10, 2022 (including exhibits).
13.1	The Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2022 (incorporated by reference to Registrant’s Annual Report on Form 10-K filed on August 30, 2022).
14.1	Code of Ethics for the Registrant.
21.1	Subsidiaries of the Registrant.
23.1	Consent of Michael T. Studer CPA P.C.
23.2	Consent of Gries & Associates, LLC.
107	Filing Fee Table

83

Item 17. Undertakings

Undertakings of the Registrant

The Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

84

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on the 22nd day of November, 2022.

THE MARQUIE GROUP, INC.

Dated: November 22, 2022	/s/ Marc Angell
Marc Angell
Chief Executive Officer
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENT, each person whose signature appears below hereby constitutes and appoints Marc Angell and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc Angell	Chairman, CEO and	November 22, 2022
Marc Angell	principal financial officer

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